Exhibit 10.2

EXECUTION COPY

LOAN AGREEMENT

dated as of

June 23, 2008,

among

GLOBAL PAYMENTS INC.,

The Lenders Party Hereto,

WELLS FARGO BANK, N.A.,
as Syndication Agent,

BANK OF AMERICA, N.A. and REGIONS BANK,
as Documentation Agents

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

___________________________

J.P. MORGAN SECURITIES INC.,
as Sole Lead Arranger and Sole Bookrunner

TABLE OF CONTENTS
Page
Article I Definitions    1
Section 1.01    Defined Terms    1
Section 1.02    Classification of Loans and Borrowings    15
Section 1.03    Terms Generally    15
Section 1.04    Accounting Terms; GAAP    15
Article II The Loan Facility    15
Section 2.01    Commitments    15
Section 2.02    Loans and Borrowings    16
Section 2.03    Request for Borrowings    16
Section 2.04    Funding of Borrowings    16
Section 2.05    Interest Elections    17
Section 2.06    Repayment of Loans; Evidence of Debt    18
Section 2.07    Prepayment of Loans    19
Section 2.08    Fees    20
Section 2.09    Interest    20
Section 2.10    Alternate Rate of Interest    21
Section 2.11    Increased Costs    21
Section 2.12    Break Funding Payments    22
Section 2.13    Taxes    22
Section 2.14    Payments Generally; Pro Rata Treatment; Sharing of Set-offs    23
Section 2.15    Mitigation Obligations; Replacement of Lenders    25
Article III Representations and Warranties    25
Section 3.01    Organization; Powers    26
Section 3.02    Authorization; Enforceability    26
Section 3.03    Governmental Approvals; No Conflicts    26
Section 3.04    Financial Condition; No Material Adverse Change    26
Section 3.05    Properties    26
Section 3.06    Litigation and Environmental Matters    27
Section 3.07    Compliance with Laws and Agreements    27
Section 3.08    Investment Company Status    27
Section 3.09    Taxes    27
Section 3.10    ERISA    27
Section 3.11    Subsidiaries    27
Section 3.12    Margin Securities    27
Section 3.13    Disclosure    28
Article IV Conditions    28
Section 4.01    Effective Date    28
Section 4.02    Funding Date    29
Article V Affirmative Covenants    30
Section 5.01    Financial Statements and Other Information    30
Section 5.02    Notices of Material Events    31
Section 5.03    Maintenance of Existence    31
Section 5.04    Payment of Obligations    32
Section 5.05    Maintenance of Properties; Insurance    32
Section 5.06    Books and Records; Inspection Rights    32
Section 5.07    Compliance with Laws    32
Section 5.08    Use of Proceeds    32
Section 5.09    Additional Guarantors    33
Section 5.10    Target Acquisition    33
Article VI Negative Covenants    33
Section 6.01    Subsidiary Indebtedness    33
Section 6.02    Liens    34
Section 6.03    Consolidations, Mergers and Sales of Assets    35
Section 6.04    Acquisitions    36
Section 6.05    Swap Agreements    36
Section 6.06    Lines of Business    37
Section 6.07    Transactions with Affiliates    37
Section 6.08    Restrictive Agreements    37
Section 6.09    Accounting Changes    37
Section 6.10    Leverage Ratio    37
Section 6.11    Fixed Charge Coverage Ratio    37
Article VII Events of Default    38
Article VIII The Administrative Agent    40
Article IX Miscellaneous    42
Section 9.01    Notices    42
Section 9.02    Waivers; Amendments    42
Section 9.03    Expenses; Indemnity; Damage Waiver    43
Section 9.04    Successors and Assigns    45
Section 9.05    Survival    48
Section 9.06    Counterparts; Integration; Effectiveness    48
Section 9.07    Severability    48
Section 9.08    Right of Setoff    48
Section 9.09    Governing Law; Jurisdiction; Consent to Service of Process    48
Section 9.10    WAIVER OF JURY TRIAL    49
Section 9.11    Headings    49
Section 9.12    Confidentiality    49
Section 9.13    Interest Rate Limitation    50
Section 9.14    USA PATRIOT Act    51
Section 9.15    No Margin Stock Collateral    51
Section 9.16    Canadian Intercreditor Agreement    51

SCHEDULES:

Schedule 1.01    --    Pricing Schedule
Schedule 2.01    --    Lender Commitments
Schedule 3.11    --    Subsidiaries
Schedule 6.01    --    Existing Indebtedness
Schedule 6.02    --    Existing Liens
Schedule 6.08    --    Existing Restrictions

EXHIBITS:

Exhibit A    --    Form of Assignment and Assumption
Exhibit B    --    Form of Note
Exhibit C    --    Form of Subsidiary Guaranty
Exhibit D-1    --    Form of Opinion of General Counsel
Exhibit D-2    --    Form of Opinion of Nelson Mullins Riley & Scarborough LLP

LOAN AGREEMENT (this “Agreement”) dated as of June 23, 2008, among GLOBAL PAYMENTS INC., a Georgia corporation, the LENDERS from time to time party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, WELLS FARGO BANK, N.A., as Syndication Agent, and BANK OF AMERICA, N.A. and REGIONS BANK, as Documentation Agents.
The parties hereto agree as follows:

Article I
Article II
Article IIIDefinitions
Section .Defined TermsSection 1.01    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR”, when used in reference to any Loan or Borrowing, refers to a Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Alternate Base Rate.
“Acquired Entity” means the assets, in the case of an acquisition of assets, or Equity Interests (or, if the context requires, the Person that is the issuer of such Equity Interests), in the case of an acquisition of Equity Interests, acquired by the Borrower or any of its Subsidiaries pursuant to an Acquisition permitted by Section 6.04.
“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which any Person (i) acquires any going business or all or substantially all of the assets of any firm, corporation, partnership, limited liability company or division or other business unit or segment thereof, whether through purchase of assets, merger or otherwise, or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.
“Acquisition Agreement” means the LLP Interest Purchase Agreement dated as of June 17, 2008 by and among HSBC PLC and Global Payments U.K. Ltd.
“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to the sum of (i) (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.
“Administrative Questionnaire” means, for each Lender, an Administrative Questionnaire in a form supplied to such Lender by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, and (b)  the Federal Funds Effective Rate in effect on such day plus ½ of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
“Applicable Margin” means, at any time, the per annum rate specified as the margin for Eurodollar Loans or ABR Loans, as the case may be, as applicable at such time as determined pursuant to the Pricing Schedule.
“Applicable Percentage” means, (i) prior to the funding of the Loans on the Funding Date, with respect to any Lender, the percentage of the total Commitments represented by such Lender's Commitment, and (ii) subsequent to the funding of the Loans on the Funding Date, with respect to any Lender, the percentage of the total outstanding Loan Exposures of all Lenders represented by the Loan Exposure of such Lender.
“Approved Fund” has the meaning assigned to such term in Section 9.04.
“Asset Sale” means the sale (including any transaction that has the economic effect of a sale), transfer or other disposition (by way of merger or otherwise, including sales in connection with a sale and leaseback transaction, or as a result of any condemnation or casualty in respect of property) by the Borrower or any Subsidiary to any Person other than a Credit Party, of (i) any Equity Interests of any Subsidiary, or (ii) any other assets of the Borrower or any Subsidiary (other than inventory, obsolete or worn out assets, scrap, cash equivalents, and marketable securities, in each case disposed of in the ordinary course of business), except sales, transfers or other dispositions of any assets in one transaction or a series of related transactions having a value not in excess of $1,000,000.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” means Global Payments Inc., a Georgia corporation, and its successors and permitted assigns.
“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
“Borrowing Request” means the request by the Borrower for one or more Borrowings to be funded on the Funding Date in accordance with Section 2.03.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollars in the London interbank market.
“Canadian Intercreditor Agreement” means the Intercreditor Agreement dated as of June 23, 2008, as amended, among JPMorgan Chase Bank, N.A., the “Syndicated Loan Lenders” that are parties thereto, Canadian Imperial Bank of Commerce, and the “Receivables Credit Lenders” that are parties thereto, as the same may be amended, restated, supplemented, or otherwise modified from time to time.
“Canadian Receivables” means the accounts receivable of Global Payments Direct generated in the ordinary course of business of its merchant processing business in Canada, including VISA receivables, debit card receivables, merchant charge-back receivables and merchant business receivables (relating to fees owed to Global Payments Direct by its Canadian VISA merchants) generated in connection with such business.
“Canadian Receivables Collateral” means, collectively, the Canadian Receivables, the accounts maintained by Global Payments Direct with Canadian Imperial Bank of Commerce and into which are deposited only proceeds of the Canadian Receivables and other sums anticipated for use in connection with the settlement of the Canadian Receivables, and any foreign exchange hedging contracts entered into by Global Payments Direct in order to mitigate foreign currency exchange risk arising in respect of obligations under the Canadian Receivables Credit Facility, together with all products and proceeds of the foregoing.
“Canadian Receivables Credit Facility” means the documents evidencing the credit facility made available to Global Payments Direct by Canadian Imperial Bank of Commerce providing for short-term advances to Global Payments Direct made in respect of the Canadian Receivables, with the obligations of Global Payments Direct under such credit facility to be Guaranteed by the Borrower and certain Subsidiaries, together with any refinancings or replacements of such credit facility and any amendments or modifications of such credit facility or refinancing or replacement, in each case to the extent any such refinancing, replacement, amendment or modification is not on terms or otherwise less favorable in any material respect to the Lenders or the Administrative Agent.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Change in Control” means the occurrence of one or more of the following events: (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any entity, organization or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of 50% or more of the outstanding shares of the voting stock of the Borrower; or (ii) during any period of up to 12 months, individuals who at the beginning of such 12 month period were directors of the Borrower (together with any new directors whose election or nomination for election by the Borrower's board of directors was approved by a vote of at least two‑thirds of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason (other than death, disability or voluntary retirement not for reasons related to an actual or proposed change of control) to constitute at least a majority of the directors of the Borrower then in office); or (iii) the occurrence of any sale, lease, exchange or other transfer (in a single transaction or series of related transactions) of all or substantially all of the assets of the Borrower to any Person or “group” (as defined above).
“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.11(b), by any lending office of such Lender or by such Lender's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Commitment” means, with respect to each Lender, the commitment, as of the Effective Date, of such Lender to make Loans on the Funding Date, expressed as an amount representing the maximum aggregate amount of such Lender's Loan Exposure hereunder after making the Loans on the Funding Date, as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender's Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The aggregate amount of the Commitments on the Effective Date is $200,000,000.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Credit Party” means any of the Borrower and the Guarantors.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Designated Subsidiary” means a non-wholly owned Subsidiary of the Borrower that is subject to an encumbrance or restriction of the type described in clause (E) of Section 6.08.
“Dollars” or “$” refers to lawful money of the United States of America.
“Domestic Subsidiary” means a Subsidiary organized under the laws of one of the States of the United States of America, the District of Columbia, or the federal laws of the United States of America.
“EBITDA” means, for any period, the sum of the following (without duplication) in each case determined on a consolidated basis in accordance with GAAP: (a) with respect to the Borrower and its Subsidiaries (excluding any Persons or assets that became Acquired Entities at any time during such period), the sum of each of the following for such period: (i) Net Income, (ii) income taxes, (iii) depreciation, (iv) amortization, and (v) Interest Expense; and (b) “EBITDA” of any Persons or assets that became Acquired Entities at any time during such period, calculated on a pro forma basis for such Acquired Entities for the entire period in a manner otherwise consistent with this definition and the definitions referred to herein.
“EBITR” means, for the Borrower and its Subsidiaries for any period, an amount equal to the sum of each of the following for such period (without duplication) in each case determined on a consolidated basis in accordance with GAAP: (a) EBITDA (excluding “EBITDA” of Acquired Entities as described in clause (b) of the definition of EBITDA) plus (b) Lease Expense, minus (c) depreciation and amortization.
“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests “ means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any Reportable Event; (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
“Eurodollar” refers to whether a Loan, or the Loans comprising a Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
“Event of Default” has the meaning assigned to such term in Article VII.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.15(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender's failure to comply with Section 2.13(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.13(a).
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.
“Fiscal Quarter” means any fiscal quarter of the Borrower.
“Fiscal Year” means any fiscal year of the Borrower.
“Fixed Charge Coverage Ratio” means the ratio, determined as of the end of each Fiscal Quarter, for the Fiscal Quarter just ended and the immediately preceding three Fiscal Quarters, of (i) EBITR of the Borrower and its Subsidiaries for such period to (ii) Fixed Charges of the Borrower and its Subsidiaries for such period.
“Fixed Charges” means, without duplication, for the Borrower and its Subsidiaries for any period, the sum each of the following for such period: (a) Interest Expense, and (b) Lease Expense.
“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Funding Date” means the date specified by the Borrower in its Borrowing Request for funding of the Loans, which date shall be a Business Day that is on, or within thirty (30) days after, the Effective Date.
“GAAP” means generally accepted accounting principles in the United States of America.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
“Guarantors” means each Subsidiary that qualifies as a Significant Subsidiary as provided herein and each additional Subsidiary that executes and delivers to the Administrative Agent a Subsidiary Guaranty Supplement pursuant to Section 5.09.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Indebtedness” of any Person means, without duplication, (i) obligations of such Person for borrowed money, (ii) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business on terms customary in the trade), (iv) obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) Capital Lease Obligations of such Person, (vi) obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) Guarantees by such Person of the type of indebtedness described in clauses (i) through (vi) above, (viii) all indebtedness of a third party secured by any lien on property owned by such Person, whether or not such indebtedness has been assumed by such Person, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Equity Interests of such Person, and (x) off-balance sheet liability retained in connection with asset securitization programs, synthetic leases, sale and leaseback transactions or other similar obligations arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and its subsidiaries. “Indebtedness” shall not include obligations of the Borrower or any Subsidiary under any Settlement Facility or any contingent obligations under surety bonds or similar obligations incurred in the ordinary course of business.
“Indemnified Taxes” means Taxes other than Excluded Taxes.
“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multi-national or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how processes and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds in damages therefrom.
“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05.
“Interest Expense” means, for the Borrower and its Subsidiaries for any period determined on a consolidated basis in accordance with GAAP (without duplication), total interest expense, including without limitation the interest component of any payments in respect of Capital Lease Obligations (whether capitalized or expensed) during such period (whether or not actually paid during such period).
“Interest Payment Date” means (a) with respect to any ABR Loan the first Business Day of each calendar quarter and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to such Loan and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period.
“Interest Period” means with respect to any Eurodollar Borrowing, (i) the period commencing on the date of such Borrowing and ending seven days or fourteen days thereafter, or (ii) the period commencing on the date of such Eurodollar Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three, six or twelve months thereafter, in each case as the Borrower may elect; provided, that (x) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (y) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Eurodollar Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Eurodollar Borrowing.
“Joint Venture Call Right” means, with respect to the Person (other than any Affiliate of the Borrower) owning the minority of the outstanding Equity Interests in a non-wholly owned Subsidiary of the Borrower, the contractual right of such Person to purchase, and to require such Subsidiary to sell, all or a portion of the assets of, or all or a portion of the outstanding Equity Interests in, such Subsidiary to such Person or its Affiliate.
“Lease Expense” for any period, the aggregate amount of fixed and contingent rentals payable by the Borrower and its Subsidiaries with respect to leases of real and personal property (excluding Capital Lease Obligations) determined on a consolidated basis in accordance with GAAP for such period.
“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“Leverage Ratio” means, as of the end of any Fiscal Quarter, the ratio of Total Debt of the Borrower and its Subsidiaries as of such date to EBITDA of the Borrower and its Subsidiaries for such Fiscal Quarter and the immediately preceding three Fiscal Quarters.
“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period by reference to the British Bankers' Association Interest Settlement Rates for deposits in Dollars (as reflected on Reuters Screen LIBOR01 Page), for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the average (rounded upward, if necessary, to the next 1/100 of 1%) of the respective interest rates per annum at which deposits in Dollars (based on the amount of the Eurodollar Loan of the Administrative Agent, in its capacity as a Lender, included in such Eurodollar Borrowing) are offered for such Interest Period to major banks in the London interbank market by the principal office of the Administrative Agent in such interbank market at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.
“Loan” means a Loan made by a Lender as part of a Borrowing requested by the Borrower pursuant to Section 2.03. Each Loan shall be a Eurodollar Loan or an ABR Loan.
“Loan Documents” means this Agreement, the Notes, the Subsidiary Guaranty, any Subsidiary Guaranty Supplements, and all other documents and agreements contemplated hereby and executed by the Borrower or any Subsidiary of the Borrower in favor of the Administrative Agent or any Lender.
“Loan Exposure” means, with respect to any Lender at any time, the aggregate amount of all Loans outstanding at such time owing to such Lender.
“Material Adverse Effect” means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (a) the financial condition, results of operations, business, or properties of the Borrower and its Subsidiaries taken as a whole, (b) the rights and remedies of the Administrative Agent or the Lenders under the Loan Documents, or the ability of any of the Credit Parties to perform its obligations under the Loan Documents to which it is a party (such obligations to include, without limitation, payment of the Obligations and observance and performance of the covenants set forth in Articles V and VI hereof), as applicable, or (c) the legality, validity or enforceability of any Loan Document.
“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $25,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
“Material Subsidiary” means each Subsidiary that, as of the most recent Fiscal Quarter, for the period of four consecutive Fiscal Quarters then ended, for which financial statements have been delivered, or are required to have been delivered, pursuant to Section 5.01, contributed more than ten percent (10%) of the Borrower's consolidated revenues for such period. Such determinations shall be made with respect to Subsidiaries at each time that the financial statements for the Borrower and its Subsidiaries are delivered, or are required to be delivered, pursuant to Section 5.01, provided that if a Person becomes a Subsidiary pursuant to or in connection with a Permitted Acquisition, then such determination shall be made as of the date such Permitted Acquisition is consummated, based on the financial statements of such Person for its most recent quarter end (for the four fiscal quarters then ended) for which financial statements are available (which may be unaudited).
“Maturity Date” means the earlier to occur of (i) June 23, 2013, and (ii) the date on which all outstanding Loans have been declared to be, or have otherwise become, due and payable in full as provided in Article VIII hereof.
“Moody's” means Moody's Investors Service, Inc.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Income” means, for any period, net income of the Borrower and its consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent included therein) (a) any earnings of Designated Subsidiaries and any equity interests in the earnings of joint ventures or other Persons that are not Subsidiaries, in each case to the extent such earnings are not actually paid in cash, and the Borrower or its Subsidiaries do not have the ability to cause such earnings to be paid in cash, to the Borrower or its Subsidiaries (other than Designated Subsidiaries) with respect to such period, and (b) the after-tax impact of Non-Recurring Non-Cash Items. Further, Non-Recurring Cash Items will only be reflected (on an after-tax basis) in net income as such amounts are paid, and the cash portions of any restructuring charge will only be reflected (on an after-tax basis) in net income for pre-tax amounts that exceed the Restructuring Charge Limit.
“Net Worth” means, as of any date, total shareholders' equity reflected on the consolidated balance sheet of the Borrower and its Subsidiaries as of such date prepared in accordance with GAAP.
“Non-Negotiated Acquisition” means any Acquisition that is effected (A) pursuant to a tender or other public offer to purchase from the holders of Equity Interests of a publicly held Person that has not been preceded by approval of such tender or other public offer by (i) the board of directors or comparable managing board or body of such Person, or (ii) the negotiated agreement(s) in support of such Acquisition by holders of sufficient Equity Interests to assure the approval of such Acquisition pursuant to the organizational documents of such Person and applicable law, or (B) following a solicitation of proxies with respect to the Equity Interests of such Person that has not been approved by the management of such Person.
“Non-Recurring Cash Items” means, for any period, an accounting item that impacts cash and is generally non-recurring in nature, including without limitation, the cash portions of gains, losses, asset impairments, restructuring charges, extraordinary items, unusual items, and the cumulative effect of changes in accounting principles. For illustrative purposes, an example of a Non-Recurring Cash Item is a restructuring charge that includes cash severance payments.
“Non-Recurring Non-Cash Items” means, for any period, an accounting item that does not impact cash and is generally non-recurring in nature, including without limitation, the non-cash portions of gains, losses, asset impairments, restructuring charges, extraordinary items, unusual items, and the cumulative effect of changes in accounting principles.
“Note” means a promissory note, substantially in the form of Exhibit B with appropriate insertions, duly executed and delivered to the Administrative Agent by the Borrower for the account of a Lender and payable to the order of such Lender to evidence Loans made by such Lender pursuant to its Commitment, including any amendment, modification, renewal or replacement of such promissory note.
“Obligations” means, collectively, all unpaid principal of and accrued and unpaid interest on all Loans, accrued and unpaid fees, and expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Administrative Agent or any indemnified party hereunder arising under this Agreement and the other Loan Documents, and all amounts payable by the Borrower to any Lender or any affiliate of any Lender under any Swap Agreement in effect between the Borrower and such Lender or affiliate.
“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.
“Participant” has the meaning set forth in Section 9.04.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Acquisition” means an Acquisition otherwise satisfying the terms of Section 6.04 and, if the total amount of cash consideration to be paid, and Indebtedness to be assumed or otherwise becoming a portion of Total Debt, in respect of such Acquisition exceeds $100,000,000 in the aggregate, the Borrower shall have delivered to the Agent prior to consummation of such Acquisition a certificate of a Financial Officer demonstrating in reasonable detail that the Borrower shall be in compliance, on a pro forma basis after giving effect to such Acquisition, with the Leverage Ratio in Section 6.10 recomputed as of the last day of the most recently-ended Fiscal Quarter for which financial statements are available, as if such Acquisition (and any related incurrence or repayment of Indebtedness) had occurred on the first day of the four Fiscal Quarter period then ending, together with all other relevant financial information for the Person(s) or assets to be so acquired as may be reasonably requested by the Administrative Agent.
“Permitted Encumbrances” means:
(a)    Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;
(b)    carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not Indebtedness, which do not in the aggregate materially impair the use thereof in the operation of the business;
(c)    pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;
(d)    deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(e)    judgment liens in respect of judgments that do not constitute an Event of Default under clause (j) of Article VII; and
(f)    easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
“Permitted Pari Passu Indebtedness” means Indebtedness of the Borrower (other than the Obligations) issued pursuant to an indenture, loan or credit agreement, note purchase agreement, or similar agreement or instrument for money borrowed, evidencing senior unsecured indebtedness of the Borrower, or senior secured indebtedness of the Borrower providing for Liens securing such indebtedness and the Obligations as described in this Agreement on a pari passu basis with respect to all assets serving as collateral for such indebtedness and the Obligations, and providing for guaranties of such indebtedness by no Subsidiaries of the Borrower other than Guarantors under this Agreement, and if such indebtedness is secured by Liens, subject in all respects to an intercreditor agreement negotiated in good faith by the Administrative Agent acting on behalf of the Lenders and the holders of such indebtedness or such holders' trustee, agent, or other representative, and making provisions for, among other things, the sharing of proceeds of collateral and amounts received or collected from guarantors in connection with such indebtedness and the Obligations.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Pricing Schedule” means Schedule 1.01 attached to this Agreement.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Quotation Day” means, with respect to any Eurodollar Borrowing and any Interest Period elected with respect thereto, two (2) Business Days prior to the commencement of such Interest Period.
“Register” has the meaning set forth in Section 9.04.
“Related Parties” means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.
“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.
“Required Lenders” means, at any time, (i) prior to the Funding Date, Lenders having Commitments representing more than 50% of the sum of the total Commitments and (ii) on and after Funding Date, Lenders having Loan Exposures representing more than 50% of the sum of the total Loan Exposures.
“Restructuring Charge Limit” means during any Fiscal Year, an amount equal to three percent (3%) of the Net Worth of the Borrower and its Subsidiaries as of the end of the immediately preceding Fiscal Year.
“Settlement Facilities” means credit facilities obtained by the Borrower or any Subsidiary that provide for funding of short-term timing differences related to customer settlements.
“Significant Subsidiary” means each wholly owned Domestic Subsidiary that, as of the most recent Fiscal Quarter, for the period of four consecutive Fiscal Quarters then ended, for which financial statements have been delivered, or are required to have been delivered, pursuant to Section 5.01, contributed more than one percent (1%) (on a consolidated basis) of the Borrower's consolidated revenues for such period. Such determinations shall be made with respect to Subsidiaries at each time that the financial statements for the Borrower and its Subsidiaries are delivered, or are required to be delivered, pursuant to Section 5.01, provided that if a Person becomes a Subsidiary pursuant to or in connection with a Permitted Acquisition, then such determination shall be made as of the date such Permitted Acquisition is consummated, based on the financial statements of such Person for its most recent quarter end (for the four fiscal quarters then ended) for which financial statements are available (which may be unaudited).
“Statutory Reserve Rate” means, with respect to any Lender, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board as may be applicable to such Lender for eurodollar funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D of the Board. Eurodollar Loans shall be deemed to be subject to such reserve, liquid asset or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D of the Board or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage, and the Administrative Agent shall notify the Borrower promptly of any such adjustment.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent, or by the parent and one or more subsidiaries of the parent, and the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date.
“Subsidiary” means any subsidiary of the Borrower.
“Subsidiary Guaranty” means the Subsidiary Guaranty substantially in the form of Exhibit C (including any and all supplements thereto) executed and delivered by the Guarantors, in favor of the Administrative Agent for the ratable benefit of the Lenders, as the same may be amended, supplemented and restated from time to time.
“Subsidiary Guaranty Supplement” means each Supplement substantially in the form of Annex I to the Subsidiary Guaranty executed and delivered by a Subsidiary pursuant to Section 5.09.
“Surety Indemnification Obligations” means all obligations of the Borrower or any Subsidiary to indemnify any issuers for amounts required to be paid under any surety bonds issued by such issuers and posted in accordance with applicable legal requirements with any Governmental Authority at the request and for the use of the Borrower or any Subsidiary in the ordinary course of its business.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.
“Target” means HSBC Merchant Services LLP, a Limited Liability Partnership registered in England and Wales.
“Target Acquisition” means the acquisition by the Borrower of a majority ownership interest in the Target.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
“Total Debt” means at any date, all Indebtedness of the Borrower and its Subsidiaries measured on a consolidated basis as of such date (excluding therefrom, however, without duplication, Guarantees of Indebtedness of such Person or any of its Subsidiaries, respectively, by such Person or any such Subsidiary).
“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans, the use of the proceeds thereof and the Target Acquisition.
“Trigger Date” has the meaning set forth in Section 2.07(c).
“2006 Credit Agreement” means the Credit Agreement dated as of November 16, 2006, as amended from time to time, among the Borrower, the lenders that are parties thereto from time to time, and JPMorgan Chase Bank, N.A., as administrative agent for such lenders.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
Section .Classification of Loans and BorrowingsSection 1.02    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).
Section .Terms GenerallySection 1.03    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
Section .Accounting Terms; GAAPSection 1.04    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
Section .Foreign Currency Calculations. For purposes of any determination under Section 6.01, 6.02 or 6.03, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars in accordance with GAAP on the date of such determination; provided that no Default or Event of Default shall arise as a result of any limitation set forth in US Dollars in Section 6.01, 6.02 or 6.03 being exceeded solely as a result of changes in currency exchange rates from those rates applicable at the time or times Indebtedness or Liens or Asset Sales were initially consummated in reliance on the exceptions under such Sections.
Article IV
Article V
Article VIThe Loan Facility
Section .CommitmentsSection 2.01    Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make available to the Borrower, on the Funding Date, Loans in the amount of its Commitment comprising the one or more Borrowings to be funded by the Lenders pursuant to the Borrowing Request submitted by the Borrower as provided in Section 2.03, provided that (i) the total principal amount of all Loans made pursuant to this Agreement shall not exceed the total Commitments of all Lenders, and (ii) no Lender shall be required to make Loans pursuant to this Agreement in an aggregate principal amount exceeding its Commitment then in effect. Loans shall be funded and maintained solely in U.S. Dollars, and once repaid, may not be reborrowed. The obligations of each Lender hereunder shall be several and not joint. Unless previously terminated, the Commitments shall terminate if the Funding Date has not occurred within thirty (30) days after the Effective Date.
Section .Loans and BorrowingsSection 2.02    Loans and Borrowings.
(a)Subject to Section 2.10, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Borrowing shall be a minimum amount of $1,000,000 and in integral multiples of $100,000. Each Lender at its option may make any Eurodollar Loan by causing any domestic branch or Affiliate of such Lender to make such Eurodollar Loan (and in the case of an Affiliate, the provisions of Sections 2.10 through 2.15 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Eurodollar Loan in accordance with the terms of this Agreement.
(b)Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of nine Borrowings outstanding, provided that, for purposes of this clause, all outstanding ABR Borrowings shall count as one Borrowing.
(c)Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect to such Borrowing would end after the Maturity Date.
Section .Request for BorrowingsSection 2.03    Request for Borrowings. To request one or more Borrowings for funding on the Funding Date, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the Funding Date, or (b) in the case of an ABR Borrowing, not later than 1:00 p.m., New York City time, one Business Day before the Funding Date. Such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)the aggregate amount of each requested Borrowing;
(ii)the date of such Borrowing, which shall be a Business Day and shall be the Funding Date;
(iii)whether such requested Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
(iv)in the case of a requested Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”
Section .Funding of BorrowingsSection 2.04    Funding of Borrowings. (a) Each Lender shall make the Loans to be made by it hereunder on the Funding Date by wire transfer of immediately available funds by 10:00 a.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by 11:00 a.m., New York City time, by crediting the amounts so received, in like funds, to an account of the Borrower designated (by location and account number) by the Borrower in the Borrowing Request.
(a)Unless the Administrative Agent shall have received notice from a Lender prior to the Funding Date that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules, customs and practices in respect of interbank compensation in the applicable interbank market (including without limitation, any overdraft or similar charges, costs and expenses that may be applicable), or (ii) in the case of the Borrower, the interest rate applicable to such Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loans included in such Borrowings.
Section .Interest ElectionsSection 2.05    Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert any such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
(a)To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that the Borrowing Request would have been required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower. Notwithstanding any contrary provision herein, this Section shall not be construed to permit the Borrower to elect an Interest Period for any Eurodollar Borrowing that does not comply with Section 2.02.
(b)Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
(iv)if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”
If any such Interest Election Request requests continuation of, or conversion to, a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.
(c)Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.
(d)If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued for another Interest Period beyond its then current Interest Period as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto, in each case bearing interest at the applicable rates provided in Section 2.09.
Section .Repayment of Loans; Evidence of DebtSection 2.06    Repayment of Loans; Evidence of Debt. (a) The Borrower unconditionally promises to pay to the Administrative Agent for the account of the Lenders the then unpaid principal amount of all Loans of such Lenders in installments, payable in immediately available funds in U.S. Dollars on the dates set forth below, with each such installment being in the aggregate principal amount for all Lenders set forth opposite such date below (and on such other date(s) and in such other amounts as may be required from time to time pursuant to this Agreement):

Installment Dates	Aggregate Principal Amount of Each Installment
August 31, 2008, November, 30, 2008, February 28, 2009, May 31, 2009, August 31, 2009, November, 30, 2009, February 28, 2010, May 31, 2010	$5,000,000

August 31, 2010, November 30, 2010, February 28, 2011, May 31, 2011	$10,000,000

August 31, 2011, November, 30, 2011, February 29, 2012, May 31, 2012, August 31, 2012, November, 30, 2012, February 28, 2013, May 31, 2013	$15,000,000

provided, that, to the extent not previously paid, the aggregate unpaid principal balance of all Loans and the accrued interest thereon shall be due and payable on the Maturity Date.
(a)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the amounts owing by the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(b)The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.
(c)The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
(d)Any Lender may request that all Loans made by it to the Borrower be evidenced by a Note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
Section .Prepayment of LoansSection 2.07    Prepayment of Loans.
(a)The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, provided that the Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 2:00 p.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 2:00 p.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of a Borrowing shall be in the minimum amount of $1,000,000 or any integral multiple of $1,000,000, and shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.09 and by any amounts required to be paid pursuant to Section 2.12.
(b)If at any time, the sum of the aggregate Loan Exposures of all Lenders exceeds the total Commitments, the Borrower shall, promptly after receipt of written notice from the Administrative Agent, repay Borrowings in an aggregate principal amount sufficient to eliminate any such excess.
(c)If the Target Acquisition shall not be consummated consistently in all material respects with the Acquisition Agreement (except for changes in the terms of such Acquisition Agreement as would not be adverse, taken as a whole, in any material respect to the Borrower and its Subsidiaries taken as a whole, or the Lenders), including the receipt of all required consents, licenses and approvals of all Governmental Authorities and the expiration of any required waiting periods, by no later than the date (the “Trigger Date”) which is thirty (30) days after the Funding Date, the Borrower shall, within three (3) Business Days after the Trigger Date, repay the outstanding Obligations in full.
Section .FeesSection 2.08    Fees. (a)  The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.
(a)The Borrower agrees to pay to the Administrative Agent, for the account of the Lenders, on the Effective Date the upfront fees in the amounts separately agreed upon among the Borrower, the Administrative Agent, and the Lenders.
(b)All fees payable hereunder shall be paid on the respective dates due, in immediately available funds, to the Administrative Agent. Fees paid shall not be refundable under any circumstances except where assessed or collected in amounts contrary to the terms of this Agreement.
Section .InterestSection 2.09    Interest. (a) The Loans comprising any ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin.
(a)The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Eurodollar Borrowing plus the Applicable Margin.
(b)Notwithstanding the foregoing, (i) if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (x) in the case of overdue principal of any Loan, at the option of the Required Lenders, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.09, or (y) in the case of any other amount, at the option of the Required Lenders, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section 2.09, and (ii) upon the occurrence and during the continuation of any Event of Default, at the option of the Required Lenders, interest accruing on all outstanding Loans shall be increased by an additional 2% per annum over the rates otherwise in effect pursuant to this Section 2.09; provided, however, that during the continuation of any Event of Default described in clause (h) or (i) of Article VII, the increased interest rates and fees set forth in this paragraph (c) shall be applicable without any action or election on the part of the Administrative Agent or any Lenders.
(c)Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Maturity Date; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the Maturity Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Eurodollar Loan shall be payable on the effective date of such conversion.
(d)All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
Section .Alternate Rate of InterestSection 2.10    Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
(a)the Administrative Agent determines in good faith that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or
(b)the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not accurately reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the applicable Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the applicable Lenders that the circumstances giving rise to such notice no longer exist, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and such Borrowing shall be converted to or continued on the last day of the Interest Period applicable thereto as an ABR Borrowing. If the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.
Section .Increased CostsSection 2.11    Increased Costs. (a)  If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or
(ii)impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or main-taining any Eurodollar Loan or of maintaining its obligation to make any such Loan or to reduce the amount of any sum received or receivable by such Lender hereunder, whether of principal, interest or otherwise, then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
(a)If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered.
(b)A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amounts shown as due on any such certificate within 15 days after receipt thereof.
(c)Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
Section .Break Funding PaymentsSection 2.12    Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.07(b) and is revoked in accordance therewith), or (d)  the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.15, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Eurodollar Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Eurodollar Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in U.S. Dollars of a comparable amount and period from other banks in the London interbank market. A certifi-cate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof.
Section .TaxesSection 2.13    Taxes. (a)  Any and all payments by or on account of any obligation of the Borrower hereunder (including, without limitation, payments made by any Guarantors) shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent and each Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
(a)In addition, the Borrower shall pay any Other Taxes related to the Borrower to the relevant Governmental Authority in accordance with applicable law.
(b)The Borrower shall indemnify the Administrative Agent and each Lender, within 15 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(c)As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate; provided, however, that no Lender shall be required to provide any documents or forms which it cannot deliver under applicable law.
(e)If the Administrative Agent or a Lender determines that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.13, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, under this Section 2.13 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.
(f)For any period during which a Foreign Lender has failed to provide the Borrower with an appropriate form pursuant to subsection (e) above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Foreign Lender shall not be entitled to indemnification under this Section with respect to Taxes imposed by the United States; provided that, should a Foreign Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (e) above, the Borrower shall take such steps as such Foreign Lender shall reasonably request to assist such Foreign Lender to recover such Taxes.
Section .Payments Generally; Pro Rata Treatment; Sharing of Set-offsSection 2.14    Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or of amounts payable under Section 2.11, 2.12, 2.13 or 9.03, or otherwise) prior to 2:00 p.m., New York City time (or, if the Borrower has given to the Administrative Agent not later than 2:00 p.m., New York City time, irrevocable written notice that such payment is being made on such day, 4:30 p.m., New York City time) on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made in U.S. Dollars to the Administrative Agent at its offices at 10 South Dearborn Street, Chicago, Illinois 60603, except that payments pursuant to Sections 2.11, 2.12, 2.13 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.
(a)If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties. The Borrower may designate the Loans to be repaid by any payment or prepayment made hereunder; provided, however, in the event that the Borrower fails to make any such designation, such payment or prepayment shall first be applied to any ABR Loans and thereafter to Eurodollar Loans in such a manner as to minimize any costs or expenses due under Section 2.12 as a result of such payment or prepayment, in the reasonable judgment of the Administrative Agent.
(b)If any Lender shall, by exercising any right of set‑off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders, as applicable, to the extent necessary so that the benefit of all such payments shall be shared by such Lenders ratably in accordance with their respective Applicable Percentages of the respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(c)Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(d)If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b), 2.14(c) or 9.03(c), or otherwise pursuant to this Agreement, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.
Section .Mitigation Obligations; Replacement of LendersSection 2.15    Mitigation Obligations; Replacement of Lenders. (a)  If any Lender requests compensation under Section 2.11, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13, then at the request of the Borrower such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 or 2.13, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment made pursuant to any such request by the Borrower.
(a)If any Lender requests compensation under Section 2.11, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13, or if any Lender defaults in its obligation to fund Loans hereunder, or if any Lender shall determine that any law, regulation or treaty or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for such Lender to make or maintain any Eurodollar Loans as contemplated by this Agreement, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the requirements and restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have given 10 days (or such shorter period as the Administrative Agent shall approve in its discretion) prior written notice of such proposed assignment to the Administrative Agent, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.13, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
Article VII
Article VIII
Article IXRepresentations and Warranties
The Borrower represents and warrants to the Lenders that:
Section .Organization; PowersSection 3.01    Organization; Powers. Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every juris-diction where such qualification is required.
Section .Authorization; EnforceabilitySection 3.02    Authorization; Enforceability. The Transactions are within each Credit Party's organizational powers and have been duly authorized by all necessary organizational action and, if required, the action by the holders of such Credit Party's Equity Interests. This Agreement has been duly executed and delivered by each Credit Party and constitutes a legal, valid and binding obligation of each Credit Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
Section .Governmental Approvals; No ConflictsSection 3.03    Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any of the Credit Parties or any order of any Governmental Authority, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon any of the Credit Parties or its assets, and (d) will not result in the creation or imposition of any Lien on any asset of any of the Credit Parties, other than as expressly permitted by the Loan Documents.
Section .Financial Condition; No Material Adverse ChangeSection 3.04    Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the Fiscal Year ended May 31, 2007, reported on by Deloitte & Touche LLP, independent public accountants, and (ii) as of and for the Fiscal Quarter and the portion of the Fiscal Year ended February 29, 2008, certi-fied by its chief financial officer. Such financial state-ments present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year‑end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.
(a)Since May 31, 2007, there have been no events, acts, conditions or occurrences, singly or in the aggregate, that have had or could reasonably be expected to have a Material Adverse Effect.
Section .PropertiesSection 3.05    Properties. (a) Each of the Borrower and its Subsidiar-ies has good title to, or valid leasehold interests in, all its real and Personal property sufficient for the conduct of its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes, in each case free and clear of all Liens except as expressly permitted by the Loan Documents.
(a)Each of the Borrower and its Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business, free and clear of all Liens except as expressly permitted by the Loan Documents, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Section .Litigation and Environmental MattersSection 3.06    Litigation and Environmental Matters. (a)  There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely deter-mined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.
(a)Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, or (ii) has become subject to any Environmental Liability.
Section .Compliance with Laws and AgreementsSection 3.07    Compliance with Laws and Agreements. Except where such compliance is being contested in good faith by appropriate proceedings, each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.
Section .Investment Company StatusSection 3.08    Investment Company Status. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
Section .TaxesSection 3.09    Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
Section .ERISASection 3.10    ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $5,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $5,000,000 the fair market value of the assets of all such underfunded Plans.
Section .SubsidiariesSection 3.11    Subsidiaries. Schedule 3.11 to this Agreement lists each Subsidiary of the Borrower as of the Effective Date and accurately sets forth for such Subsidiary the type of entity, its jurisdiction of organization, the holders of its Equity Interests, and whether as of the Effective Date such Subsidiary is a Significant Subsidiary and/or a Material Subsidiary.
Section .Margin SecuritiesSection 3.12    Margin Securities. Neither the Borrower nor any of its Subsidiaries (i) is engaged in the business of purchasing or carrying “margin stock” as defined in Regulation U of the Board, or (ii) has used any proceeds of any Loans to purchase or carry any such “margin stock” contrary to the provisions of Regulation U or Regulation X of the Board.
Section .DisclosureSection 3.13    Disclosure. None of the reports, financial statements, certificates and other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading at the time made or delivered; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
Article X
Article XI
Article XIIConditions
Section .Effective DateSection 4.01    Effective Date. This Agreement shall not become effective until each of the following conditions is satisfied (or waived in accordance with Section 9.02):
(a)The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
(b)The Administrative Agent (or its counsel) shall have received (i) from the Borrower, a Note for each Lender as has been requested by such Lender, and (ii) from the Guarantors, the Subsidiary Guaranty signed by all such parties.
(c)The Administrative Agent shall have received the favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) the general counsel of the Credit Parties, and (ii) Nelson Mullins Riley & Scarborough LLP, special counsel for the Credit Parties, substantially in the form of Exhibits D-1 and D-2, respectively, and covering such other matters relating to the Borrower, this Agreement, the Loan Documents or the Transactions as the Required Lenders shall reasonably request. The Borrower hereby requests such counsel to deliver such opinions.
(d)The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower, this Agreement, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.
(e)The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in Section 4.02.
(f)The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out‑of‑pocket expenses required to be reimbursed or paid by the Borrower hereunder.
(g)The Administrative Agent shall have received certified copies of all consents, approvals, authorizations, registrations, filings and orders required to be made or obtained by the Borrower and all Guarantors in connection with the financings evidenced by this Agreement and the other Transactions, and all such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any Governmental Authority in respect of such financings or other Transactions shall be ongoing.
(h)Since May 31, 2007, there shall have occurred no events, acts, conditions or occurrences of whatever nature, singly or in the aggregate, that have had, or are reasonably expected to have, a Material Adverse Effect.
(i)No actions, suits or other legal proceedings shall be pending or, to the knowledge of the Borrower, threatened, against or affecting the Borrower or the Guarantors and seeking to enjoin, restrain, or otherwise challenge or contest the validity of the financings evidenced by this Agreement or the other Transactions. The Borrower shall have delivered or otherwise made available to the Administrative Agent and the Lenders the consolidated financial statements for the Borrower and its Subsidiaries for the Fiscal Year ended May 31, 2007, including balance sheet and income and cash flow statements, audited by independent public accountants of recognized national standing and prepared in conformity with GAAP, and the consolidated financial statements of the Borrower and its Subsidiaries for the Fiscal Quarter and year-to-date period ended February 29, 2008, and such other financial information as the Administrative Agent or the Required Lenders may have reasonably requested.
(j)The Canadian Intercreditor Agreement shall have been executed and delivered by the parties thereto.
(k)The Administrative Agent shall have received all other documents, certificates, and other information as the Administrative Agent may reasonably request.
The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.
Section .Funding DateSection 4.02    Funding Date. The obligations of the Lenders to make Loans to the Borrower on the Funding Date are subject to the satisfaction of the following conditions:
(a)the Borrower shall have duly completed and submitted to the Administrative Agent the Borrowing Request for funding of such Loans;
(b)all conditions set forth in Section 4.01 shall have been satisfied, and shall have remained satisfied, as of the Funding Date (except to the extent waived in accordance with Section 9.02);
(c)the fact that on the Funding Date, both before and after giving effect to the Borrowings and the other Transactions occurring on such date, no Default or Event of Default shall have occurred and be continuing; and
(d)the fact that the representations and warranties contained in Article III of this Agreement (including, without limitation, the representation and warranty set forth in Section 3.04(b)) shall be true in all material respects on and as of the date of such Borrowing except for changes expressly permitted herein and except to the extent that such representations and warranties relate solely to an earlier date (in which event such representations and warranties shall have been true in all material respects on and as of such earlier date).
The Borrowing Request shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (b), (c) and (d) of this Section. Notwithstanding the foregoing, the Lenders shall have no obligations to make Loans to the Borrower hereunder unless the conditions set forth in Section 4.01 and this Section 4.02 have been satisfied (or waived in accordance with Section 9.02) on or before 3:00 p.m., New York City time, on the Funding Date, at which time all Commitments shall automatically terminate without further action by any of the Lenders or the Administrative Agent.

Article XIII
Article XIV
Article XVAffirmative Covenants
Until all principal of and interest on all Loans and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders and the Administrative Agent that:
Section .Financial Statements and Other InformationSection 5.01    Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:
(a)within 100 days after the end of each Fiscal Year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
(b)within 50 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, its consolidated balance sheet and related statements of operations and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by one of its Finan-cial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
(c)concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections  6.10 and 6.11, and (iii) describing in reasonable detail any change in GAAP or in the application thereof that has occurred since the date of the audited financial statements for the immediately preceding Fiscal Year that is material with respect to the financial statements accompanying such certificate;
(d)promptly after the same become publicly available, copies of all annual and quarterly reports filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Govern-mental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be;
(e)promptly upon the receipt thereof, a copy of any management letter or management report prepared by the Borrower's independent certified public accountants in conjunction with the financial statements described in Section 5.01(a); and
(f)promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.
Notwithstanding the foregoing requirements for delivery of annual and quarterly financial statements and reports and other filings in Section 5.01(a), (b) and (d) above, and notices required to be given pursuant to Section 5.02, such delivery and notice requirements shall be deemed to have been satisfied at such time as the Borrower shall have notified the Administrative Agent and the Lenders as to the filing of such financial statements, reports and other filings with the Securities and Exchange Commission as part of the Borrower's reports on Form 10-K or Form 10-Q, or reports of events or occurrences on Form 8-K, or other applicable filings, as the case may be, so long as the Administrative Agent and the Lenders have electronic access to such filings at such time.
Section .Notices of Material EventsSection 5.02    Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt (and in any event within five Business Days) written notice of the following:
(a)the occurrence of any Default or Event of Default;
(b)the filing or commencement of any actions, suits or proceedings by or before any arbitrators or Governmental Authorities against or affecting the Borrower or any Subsidiaries or other Affiliates thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
(c)if and when the Borrower or any member of the ERISA Affiliate (i) gives or is required to give notice to the PBGC of any Reportable Event with respect to any Plan which might reasonably be expected to constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such Reportable Event, a copy of the notice of such Reportable Event given or required to be given to the PBGC, (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA, a copy of such notice, or (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, a copy of such notice, in each case where such Reportable Event, withdrawal liability, termination or appointment could reasonably be expected to have or cause a Material Adverse Effect; and
(d)the cancellation or termination of any material agreement or the receipt or sending of written notice of default or intended termination or cancellation of any material agreement, in any case that could reasonably be expected to have a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
Section .Maintenance of ExistenceSection 5.03    Maintenance of Existence. The Borrower shall at all times maintain its existence as a corporation in the jurisdiction of its organization. The Borrower shall cause each of its Material Subsidiaries to maintain its legal existence, provided, that (i) the Borrower may dissolve Subsidiaries from time to time if (x) the Borrower has determined that such dissolution is desirable, and (y) such dissolution could not reasonably be expected to have or cause a Material Adverse Effect, or (ii) the Borrower or any Subsidiary may eliminate or discontinue a business line pursuant to Section 6.03(c).
Section .Payment of ObligationsSection 5.04    Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropri-ate proceedings, and the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (b) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
Section .Maintenance of Properties; InsuranceSection 5.05    Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, (b) maintain and keep in full force and effect all rights in respect of Intellectual Property used in the business of the Borrower and its Subsidiaries, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, and (c) maintain, with financially sound and reputable insurance companies or through adequate self-insurance programs, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations or consistent with past practices of the Borrower and such Subsidiaries.
Section .Books and Records; Inspection RightsSection 5.06    Books and Records; Inspection Rights. The Borrower will (i) keep, and cause each of its Subsidiaries to keep, proper books of record and account in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities; and (ii) permit, and cause each of its Subsidiaries to permit, representatives of any Lender, after written notice to an officer of the Borrower or Subsidiary, at such Lender's expense during any period in which a Default or Event of Default is not in existence and at the Borrower's expense during any period in which a Default or Event of Default is in existence, to visit (which date of visit shall be two (2) Business Days after the date such request is made or any earlier date as may be mutually agreed by the Borrower and such Lender) and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants. The Borrower agrees to cooperate and assist in such visits and inspections, in each case at such reasonable times and as often as may reasonably be desired. Notwithstanding the foregoing, during any period in which no Event of Default is in existence, neither the Administrative Agent nor any Lender may engage in (i) more than two inspections per Fiscal Year or (ii) discussions with the Borrower's independent public accountants, unless the Borrower shall have otherwise consented to same.
Section .Compliance with LawsSection 5.07    Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries and each of its ERISA Affiliates to, comply with applicable laws (including but not limited to ERISA), regulations, executive orders, and similar requirements of governmental authorities (including but not limited to PBGC), except where the necessity of such compliance is being contested in good faith through appropriate proceedings or except where the noncompliance with which could not be reasonably expected to cause or result in a Material Adverse Effect.
Section .Use of ProceedsSection 5.08    Use of Proceeds. The proceeds of the Loans shall be used to finance a portion of the Target Acquisition and related transaction fees, costs and expenses, with any balance to be used for working capital and other general corporate purposes of the Borrower and its Subsidiaries, in each case to the extent not otherwise prohibited herein. No portion of the proceeds of the Loans will be used by the Borrower (i) in connection with a Non-Negotiated Acquisition, directly or indirectly, (ii) for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock in violation of Regulations T, U and X, or (iii) for any purpose in violation of any applicable law or regulation.
Section .Additional GuarantorsSection 5.09    Additional Guarantors. Not later than 30 days (or such longer period as the Administrative Agent may agree) after the date required for delivery of any quarterly or annual financial statements pursuant to Section 5.01, if any Domestic Subsidiary that is not a Guarantor as of the period end date of such financial statements would qualify as of such period end date as a Significant Subsidiary, the Borrower shall cause such Domestic Subsidiary to execute and deliver to the Administrative Agent a Subsidiary Guaranty Supplement pursuant to which such Domestic Subsidiary agrees to be bound by the terms and provisions of the Subsidiary Guaranty, accompanied by (i) all other Loan Documents related thereto, (ii) certified copies of the certificates or articles of incorporation, organization or formation, by-laws, limited liability company agreements, partnership agreements, and other applicable organizational documents, appropriate authorizing resolutions of the board of directors, board of managers, or comparable body, and opinions of counsel for such Domestic Subsidiary comparable to those delivered pursuant to Section 4.01, and (iii) such other documents as the Administrative Agent may reasonably request. The Borrower may request that any Guarantor cease to be a Guarantor and be released and discharged from its obligations under the Subsidiary Guaranty if (i) the Equity Interests of such Guarantor are being sold in a transaction expressly permitted by the terms of this Agreement, or (ii) such Guarantor has ceased to qualify as a Significant Subsidiary as indicated by the most recent quarterly or annual financial statements delivered pursuant to Section 5.01.
Section .Target AcquisitionSection 5.10    Target Acquisition. When and if the Target Acquisition is consummated, the Target Acquisition will be consummated consistently in all material respects with the Acquisition Agreement (except for changes in such Acquisition Agreement as would not be, taken as a whole, adverse in any material respect to the Borrower and its Subsidiaries taken as a whole, or the Lenders), including the receipt of all required consents, licenses, and approval of all Governmental Authorities and the expiration of any required waiting periods.
Article XVI
Article XVII
Article XVIIINegative Covenants
Until all principal of and interest on the Loans and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders and the Administrative Agent that:
Section .Subsidiary IndebtednessSection 6.01    Subsidiary Indebtedness. The Borrower will not permit any of its Subsidiaries to create, incur or suffer to exist any Indebtedness, other than:
(a)the Subsidiary Guaranty;
(b)Indebtedness under the 2006 Credit Agreement and other Indebtedness existing on the date of this Agreement and described on Schedule 6.01;
(c)Indebtedness secured by Liens permitted pursuant to the terms of Section 6.02(a)(iii);
(d)Indebtedness of a Subsidiary owing to the Borrower or any other Subsidiary;
(e)Indebtedness resulting from Guarantees by Guarantors of Permitted Pari Passu Indebtedness and other Indebtedness otherwise expressly permitted by this Section 6.01;
(f)Indebtedness arising from the renewal or extension of any Indebtedness described in clauses (b) and (c) above, provided that the amount of such Indebtedness is not increased and any Liens securing such Indebtedness attached only to the assets previously serving as collateral for such Indebtedness prior to such renewal or extension;
(g)Indebtedness owing by a Subsidiary that was in existence at the time such Person first became a Subsidiary, or at the time such Person was merged into or consolidated with a Subsidiary, which Indebtedness was not created or incurred in contemplation of such event, provided that such Indebtedness is at the time permitted pursuant to the terms of Section 6.02 (in the case of any Indebtedness secured by any Liens on assets of such Subsidiary);
(h)Indebtedness resulting from Surety Indemnification Obligations of such Subsidiary; and
(i)Other unsecured Indebtedness of any Subsidiaries not described in clauses (a) through (h) above in an aggregate principal amount outstanding at any time not to exceed fifteen percent (15%) of Net Worth as at the end of the Borrower's most recently ended Fiscal Quarter for which financial statements have been made available, or are required to have been made available, to the Administrative Agent.
Section .LiensSection 6.02    Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
(a)(i)    Liens existing on the date of this Agreement and described on Schedule 6.02 securing Indebtedness outstanding on the date of this Agreement;
(i)Liens existing on any asset of any Person at the time such Person becomes a Subsidiary, or at the time such Person was merged into or consolidated with the Borrower or a Subsidiary, which Lien was not created in contemplation of such event and, if such Lien secures Indebtedness of a Subsidiary, such Indebtedness is permitted pursuant to the terms of Section 6.01; and
(ii)Liens on any asset securing Indebtedness (including, without limitation, a Capital Lease Obligation) incurred or assumed for the purpose of financing all or any part of the cost of acquiring or constructing such asset, provided that such Lien (x) attaches to such asset (and no other asset) concurrently with or within 18 months after the acquisition or completion of construction thereof, and (y) secures solely such Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring or constructing such asset;
provided that the aggregate amount of Indebtedness secured by Liens permitted pursuant to clauses (i) and (iii) of this Section 6.02(a) shall at no time exceed an amount equal to 10% of Net Worth as at the end of the Borrower's most recently ended Fiscal Quarter for which financial statements have been made available, or are required to have been made available, to the Administrative Agent;
(b)Liens securing Permitted Pari Passu Indebtedness, provided that all requirements and conditions set forth in the definition of the term “Permitted Pari Passu Indebtedness” shall be satisfied at all times any such Liens are in effect;
(c)Liens securing Indebtedness owing by the Borrower or any Subsidiary to any Credit Party;
(d)Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clauses (a) through (c) of this Section, provided that (i) such Indebtedness is not secured by any additional assets, and (ii) the amount of such Indebtedness secured by any such Lien is not increased;
(e)Permitted Encumbrances;
(f)Liens in respect of any taxes which are either (x) not, as at any date of determination, due and payable or (y) being contested in good faith as permitted by Section 5.04;
(g)Liens (x) on the Canadian Receivables Collateral securing obligations under the Canadian Receivables Credit Facility; and (y) securing obligations arising under other Settlement Facilities and attaching only to those receivables payable in respect of such Settlement Facilities; and
(h)Liens on cash and cash equivalents deposited or pledged in the ordinary course of business to secure Surety Indemnification Obligations.
Section .Consolidations, Mergers and Sales of AssetsSection 6.03    Consolidations, Mergers and Sales of Assets. No Borrower will, nor will it permit any of its Material Subsidiaries to, consolidate or merge with or into, or effect any Asset Sale to, any other Person, or discontinue or eliminate any Material Subsidiary or business segment, provided that:
(a)the Borrower may merge with another Person if (i) the Borrower is the corporation surviving such merger and (ii) immediately after giving effect to such merger, no Default or Event of Default shall have occurred and be continuing;
(b)Subsidiaries (i) may merge with, and sell assets to, one another and the Borrower, provided that if one of the Persons involved in such merger or sale is a Credit Party, the surviving Person or transferee in any such transaction is a Credit Party, and (ii) may merge with another Person if (x) such Subsidiary is the Person surviving such merger, and (y) no Default or Event of Default shall have occurred and be continuing;
(c)the Borrower and its Subsidiaries may eliminate or discontinue business lines and segments from time to time if such elimination or discontinuance could not reasonably be expected to have a Material Adverse Effect;
(d)so long as no Event of Default shall then have occurred and be continuing or would result therefrom, the Borrower and its Subsidiaries may effect any Asset Sale so long as the assets to be sold pursuant to all such Asset Sales during any Fiscal Year have not contributed, in the aggregate, more than fifteen percent (15%) of the EBITDA of the Borrower for the then-most recently completed period of four consecutive Fiscal Quarters for which financial statements are available (with the determination of such contribution to EBITDA to be made by the Borrower in a manner reasonably acceptable to the Administrative Agent); provided, however, that in determining the Borrower's compliance with the foregoing limitation on Asset Sales in any Fiscal Year, the Borrower may deduct from the EBITDA attributable to the assets sold in such Asset Sales, an amount equal to the EBITDA attributable to Permitted Acquisitions made or proposed to be made by the Borrower and its Subsidiaries within 180 days after consummation of the respective Asset Sale and with the proceeds of such Asset Sale (with the determination of the EBITDA attributable to such Permitted Acquisition to be made by the Borrower in a manner reasonably acceptable to the Administrative Agent); and provided, further; that if and to the extent, absent such deduction with respect to such proposed Permitted Acquisitions, a breach of this Section 6.03(e) would occur, the Borrower shall provide the Administrative Agent, not later than the expiration of such 180-day period, a report in reasonable detail as to such proposed Permitted Acquisitions, if any, and to the extent all or any portion of the proposed Permitted Acquisitions (or any other Permitted Acquisitions) are not so made within such 180 day period, then only the EBITDA attributable to Permitted Acquisitions made shall be deducted for purposes of determining whether the Borrower is in compliance with the 15% limitation set forth above for the Fiscal Year during which such Asset Sales occurred;
(e)Subsidiaries which are formed for the sole purpose of (1) merging into Persons that will become Subsidiaries or (2) acquiring the assets or Equity Interests of Persons and thereafter becoming Subsidiaries, may merge with such Persons or consolidate those Persons' assets with the assets of those Subsidiaries so long as such acquisitions and related transactions are otherwise permitted by this Agreement; and
(f)any Asset Sale made as a result of the exercise of the Joint Venture Call Right with respect to the assets or Equity Interests of the Subsidiary that are subject to such Joint Venture Call Right; provided, however, that if after giving effect to such Asset Sale, the Borrower's Leverage Ratio (computed on a pro forma basis as of the last day of the most recently ended period of four consecutive Fiscal Quarters for which financial statements are available) would exceed 2.00 to 1.00, then the Borrower shall, not later than ten (10) Business Days after such Asset Sale is consummated, provide written notice thereof to the Administrative Agent and, unless such prepayment is waived in writing by the Administrative Agent (acting at the direction of the Required Lenders) within ten (10) Business Days after its receipt of such notice, the Borrower shall prepay or cause to be prepaid an amount of its outstanding Indebtedness in the form of term loans used to finance the purchase of the assets subject to such Asset Sale (with payment to be applied pro rata across maturities) or, if no such term loans are then outstanding, Indebtedness under this Agreement or any other Indebtedness (but without any required reduction in the commitments from the lenders that are parties to any revolving credit facilities) equal to the lesser of (x) the amount necessary to be prepaid to reduce such Leverage Ratio to 2.00 to 1.00, (y) the net cash proceeds received by the Borrower and its Subsidiaries from such Asset Sale (after giving effect to any costs, fees and expenses associated therewith and any Indebtedness repaid in connection therewith), and (z) the total amount of Indebtedness then outstanding as term loans used to finance the purchase of the assets subject to such Asset Sale and advances under this Agreement
Section .AcquisitionsSection 6.04    Acquisitions. The Borrower will not, nor will it permit any of its Subsidiaries to, directly or indirectly, effect an Acquisition, unless in each case (i) such Acquisition is of a business or in an industry that is the same or substantially similar to that of the Borrower and its existing Subsidiaries or such other businesses arising therefrom or that are reasonably related to the payment services, financial services, transaction processing and money transfer business, (ii) the Borrower has satisfied all applicable conditions and requirements for such acquisition to constitute a Permitted Acquisition as provided in the definition of the term “Permitted Acquisition”, (iii) such Acquisition is not a Non-Negotiated Acquisition, and (iv) no Default or Event of Default shall result therefrom (which has not been specifically waived in writing pursuant to Section 9.02).
Section .Swap AgreementsSection 6.05    Swap Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except Swap Agreements that are entered into by the Borrower or such Subsidiary with the intent, at such time, to (a) hedge or mitigate risks (whether or not deemed to constitute a “hedge” for purposes of FAS 133) to which the Borrower or any Subsidiary has actual or reasonably anticipated exposure (other than those in respect of Equity Interests (excluding options embedded within convertible debt securities) of the Borrower or any of its Subsidiaries), or (b) effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.
Section .Lines of BusinessSection 6.06    Lines of Business. Neither the Borrower nor any of its Significant Subsidiaries shall conduct or enter into any business, either directly or through any other Subsidiary, except for any business that is the same or substantially similar as that of the Borrower or its existing Subsidiaries or such other businesses arising therefrom or reasonably related to the payment services, financial services, transaction processing or money transfer businesses.
Section .Transactions with AffiliatesSection 6.07    Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, in any case where such transactions, singly or in the aggregate, are material to the Borrower and its Subsidiaries, taken as a whole, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary in any material respect than could be obtained on an arm's-length basis from unrelated third parties, and (b) transactions between or among the Borrower and any Guarantors not involving any other Affiliate.
Section .Restrictive AgreementsSection 6.08    Restrictive Agreements. The Borrower will not, nor will it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective, any consensual encumbrance or restriction (excluding any such encumbrance or restriction under this Agreement) on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of its Equity Interests, (ii) pay any amounts owing to the Borrower or any of its Subsidiaries, or (iii) grant any Liens on any of its assets to secure any of the Obligations under this Agreement, except (A) any such encumbrance or restriction with respect to the granting of Liens imposed by a lessor under any capital lease or by a lender extending purchase money financing in respect of any asset or assets of the Borrower or any Subsidiary, so long as such encumbrances or restrictions does not so encumber or restrict any other assets or property of the Borrower or any Subsidiary, (B) any such encumbrance or restriction set forth in Permitted Pari Passu Indebtedness, (C) any such existing encumbrances or restrictions in any Indebtedness of a Subsidiary permitted pursuant to the terms of Section 6.01, or Indebtedness of the Borrower resulting from the merger or consolidation of another Person into or with the Borrower, which Indebtedness existed at the time of such merger or consolidation and was not created or incurred in contemplation of such event, (D) those encumbrances or restrictions more particularly described in Schedule 6.07 and (E) any such encumbrance or restriction pursuant to an agreement between the Borrower or its Subsidiary with the Person (other than any Affiliate of the Borrower) owning the minority of the outstanding Equity Interests in a non-wholly owned Subsidiary of the Borrower requiring the consent of such Person prior to taking the actions described in the preceding clauses (i), (ii) or (iii) above with respect to such non-wholly owned Subsidiary.
Section .Accounting ChangesSection 6.09    Accounting Changes. The Borrower will not, and will not permit any Subsidiary to, make any significant change in accounting practices, except as required or permitted by GAAP.
Section .Leverage RatioSection 6.10    Leverage Ratio. The Leverage Ratio at the end of each Fiscal Quarter shall not be greater than 3.25 to 1.00 for the Fiscal Quarter just ended and the immediately preceding three Fiscal Quarters.
Section .Fixed Charge Coverage RatioSection 6.11    Fixed Charge Coverage Ratio. The ratio of (i) EBITR to (ii)  Fixed Charges as at the end of each Fiscal Quarter, shall not be less than 2.50 to 1.00 for the Fiscal Quarter just ended and the immediately preceding three Fiscal Quarters.
Article XIX
Article XX
Article XXIEvents of Default
If any of the following events (“Events of Default”) shall occur:
(a)the Borrower shall fail to pay when due any principal of any Loan, whether at the due date of any installment thereof, on the Maturity Date, or at a date fixed for prepay-ment thereof or otherwise;
(b)the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied thereafter for a period of five Business Days;
(c)any representation or warranty made or deemed made in writing by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been untrue or incorrect in any material respect when made or deemed made;
(d)the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), Section 5.03 (with respect to the Borrower's existence), Section 5.08 or 5.10, or in Article VI;
(e)the Borrower shall fail to observe or perform any covenant, condition or agree-ment contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after (i) any officer of the Borrower becomes aware thereof, or (ii) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);
(f)the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable or within any applicable grace period for such payment;
(g)any event or condition occurs that results in any Material Indebtedness becoming due prior to scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holders of any Material Indebtedness or any trustees or agents on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness or Indebtedness of a Subsidiary that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or of all the Equity Interests of such Subsidiary, as the case may be, in a transaction otherwise expressly permitted under this Agreement, and such Indebtedness is paid at or prior to the time it becomes due as a result of such transaction;
(h)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or cease to pay its debts generally as such debts become due, (vi) take any action for the purpose of effecting any of the foregoing;
(j)one or more final judgments for the payment of money in an aggregate amount in excess of $25,000,000 (exclusive of amounts covered by insurance) shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed or deferred, or the judgment or judgments shall not have been paid in full or otherwise released or discharged;
(k)the Borrower or any of its ERISA Affiliates shall fail to pay when due any material amount which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans shall be filed under Title IV of ERISA by the Borrower, any of its ERISA Affiliates, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans to enforce Section 515 or 4219(c) (5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or federal tax liens and/or liens of the PBGC under Section 4068 of ERISA shall be rendered or filed against the Borrower or any of its ERISA Affiliates which shall continue unsatisfied, unreleased and unstayed for a period of 60 days; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; or the Borrower or any its ERISA Affiliates shall be obligated to contribute to, terminate its participation in, or incur any withdrawal liability with respect to, a Multiemployer Plan; provided, that no Default or Event of Default shall arise under this paragraph (k) unless, in the reasonable opinion of the Required Lenders, when taken together with all other events described in this clause (k) that have occurred, the foregoing matters could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $25,000,000;
(l)a Change in Control shall occur; or
(m)(i) the Subsidiary Guaranty shall cease to be enforceable, (ii) the Borrower or any Subsidiary shall assert that any Loan Document is not enforceable, or (iii) any default or event of default under any other Loan Document shall occur or exist and continue in effect beyond any applicable period to cure such default or event of default;
then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare all Loans then out-standing to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of all Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Article XXII
Article XXIII
Article XXIVThe Administrative Agent
Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.
The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affili-ates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower or any other Credit Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent's resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and informa-tion as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.
None of the Lenders, if any, identified in this Agreement as a Syndication Agent or Co-Documentation Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as Syndication Agent or Co-Documentation Agents, as applicable, as it makes with respect to the Administrative Agent in the preceding paragraph.

Article XXV
Article XXVI
Article XXVIIMiscellaneous
Section .NoticesSection 9.01    Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
(i)if to the Borrower, to it at 10 Glenlake Parkway, Atlanta, Georgia 30328, Attention of Joe Hyde, Chief Financial Officer, and Lisa Joublanc, Treasurer (Telecopy No. (770) 829-8517),
(ii)if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 10 South Dearborn Street, 7th Floor, Chicago, Illinois 60603, Attention Cecily Roland (Telecopy No. (312) 385-7098); and
(iii)if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
(a)Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(b)Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
Section .Waivers; AmendmentsSection 9.02    Waivers; Amendments. (a)  No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.
(a)Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase any Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan, or reduce the rate of any interest or fees payable hereunder (whether directly or indirectly through an amendment to the Pricing Schedule or to the definition of the term “Leverage Ratio” to the extent (but only to the extent) such amendment would effect a reduction in such rate of interest or fees pursuant to the Pricing Schedule), without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, or postpone the “Trigger Date” under Section 2.07(c), without the written consent of each Lender affected thereby, (iv) change Section 2.14(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without, in each case, the written consent of each Lender, or (vi) release, discharge or otherwise limit the obligations and liabilities of any Guarantor under the Subsidiary Guaranty except (x) in connection with a merger, consolidation or dissolution of such Guarantor or a sale of the Equity Interests of such Guarantor, in any case in a transaction expressly permitted by this Agreement, (y) pursuant to the final sentence of Section 5.09, or (z) with the written consent of each Lender; and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent.
Section .Expenses; Indemnity; Damage WaiverSection 9.03    Expenses; Indemnity; Damage Waiver. (a)  The Borrower shall pay (i) all reasonable out‑of‑pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation of this Agreement or any amendments, modifications or waivers of the provi-sions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of‑pocket expenses incurred during any workout, restructuring or similar negotiations in respect of such Loans.
(a)The Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, penalties, damages, liabilities and related reasonable expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee (“Claims and Expenses”), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (each of the foregoing, an “Indemnity Proceeding”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are deter-mined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee; and provided further, that should the Borrower pay any amounts to the Administrative Agent or the Lenders due to this Section, and it shall be determined that the harm being indemnified against resulted from the Administrative Agent's or any Lender's gross negligence or willful misconduct, then such party receiving such payment shall rebate such payment to the Borrower, together with interest thereon accruing at the Federal Funds Rate from the date such payment was made until the date such rebate is received by the Borrower (calculated for the actual number of days elapsed on the basis of a 365 day year). If the Borrower is required to indemnify an Indemnitee pursuant hereto and has provided evidence reasonably satisfactory to such Indemnitee that the Borrower has the financial wherewithal to reimburse such Indemnitee for any amount paid by such Indemnitee with respect to such Indemnity Proceeding, such Indemnitee shall not settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed).
(b)To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.
(c)If a claim is to be made by an Indemnitee under this Section, the Indemnitee shall give written notice to the Borrower promptly after the Indemnitee receives actual notice of any Claims and Expenses incurred or instituted for which the indemnification is sought; provided, that, the failure to give such prompt notice shall not decrease the Claims and Expenses payable by the Borrower, except to the extent that such failure has caused the Borrower to forfeit any substantive right of a material nature. If requested by the Borrower in writing, and so long as (i) no Event of Default shall have occurred and be continuing and (ii) the Borrower has acknowledged in writing to the Indemnitee that the Borrower shall be obligated under the terms of its indemnity hereunder in connection with such Indemnity Proceeding (subject to the exclusion of any losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Indemnitee), the Borrower may, at its election, conduct the defense of any such Indemnified Proceeding to the extent such contest may be conducted in good faith on legally supported grounds. If any lawsuit or enforcement action is filed against any Indemnitee entitled to the benefit of indemnity under this Section, written notice thereof shall be given to the Borrower as soon as practicable (and in any event within 15 days after the service of the citation or summons). Notwithstanding the foregoing, the failure so to notify the Borrower as provided in this Section will not relieve the Borrower from liability hereunder (except to the extent such failure has caused the Borrower to forfeit any substantive right of a material nature). After such notice, the Borrower shall be entitled, if they so elect, to take control of the defense and investigation of such lawsuit or action and to employ and engage counsel of their own choice reasonably acceptable to the Indemnitee to handle and defend the same, at the Borrower's cost, risk and expense; provided however, that the Borrower and its counsel shall proceed with diligence and in good faith with respect thereto. If (i) the engagement of such counsel by the Borrower would present a conflict of interest which would prevent such counsel from effectively defending such action on behalf of the Indemnitee, (ii) the defendants in, or targets of, any such lawsuit or action include both the Indemnitee and Borrower, and the Indemnitee reasonably concludes that there may be legal defenses available to it that are different from or in addition to those available to the Borrower, (iii) the Borrower fails to assume the defense of the lawsuit or action or to employ counsel reasonably satisfactory to such Indemnitee, in either case in a timely manner, or (iv) an Event of Default shall occur and be continuing, then such Indemnitee may employ separate counsel to represent or defend it in any such action or proceeding and the Borrower will pay the fees and disbursements of such counsel; provided, however that each Indemnitee shall, in connection with any matter covered by this Section which also involves other Indemnified Parties, use reasonable efforts to avoid unnecessary duplication of efforts by counsel for all indemnities. Should the Borrower be entitled to conduct the defense of any Indemnity Proceeding pursuant to the terms of this Section, the Indemnitee shall cooperate (with all Claims and Expenses associated therewith to be paid by the Borrower) in all reasonable respects with the Borrower and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however that the Indemnitee may, at its own cost (except as set forth in, and in accordance with, the foregoing sentence), participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom.
(d)To the extent permitted by applicable law, the Borrower shall not assert, and the Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.
(e)The Administrative Agent and each Lender agree that in the event that any Indemnity Proceeding is asserted or threatened in writing or instituted against it or any other party entitled to indemnification hereunder, the Administrative Agent or such Lender shall promptly notify the Borrower thereof in writing and agree, to the extent appropriate, to consult with the Borrower with a view to minimizing the cost to the Borrower of its obligations under this Section; provided that the failure to so notify the Borrower will not relieve the Borrower from liability hereunder except to the extent such failure has caused the Borrower to forfeit any substantive right of a material nature.
(f)All amounts due under this Section shall be payable not later than five Business Days after written demand therefor.
Section .Successors and AssignsSection 9.04    Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(a)(i)    Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
(A)the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, or an Approved Fund, or if an Event of Default has occurred and is continuing, to any other assignee; and
(B)the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender immediately prior to giving effect to such assignment.
(i)Assignments shall be subject to the following additional conditions:
(A)except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire Loan Exposure of a Lender, the amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;
(B)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement;
(C)the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;
(D)the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its related parties or its securities) will be made available and who may receive such information in accordance with the assignee's compliance procedures and applicable laws, including Federal and state securities laws.
For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
(ii)Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obliga-tions under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.11, 2.12, 2.13 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iii)The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the principal amount of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(iv)Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(b), 2.14(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(b)(i)    Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans owing to it); provided that (A) such Lender's obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11, 2.12 and 2.13 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14(c) as though it were a Lender.
(i)A Participant shall not be entitled to receive any greater payment under Section 2.11 or 2.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.13 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.13(e) as though it were a Lender.
(c)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
Section .SurvivalSection 9.05    Survival. All covenants, agreements, representations and warranties made by the Credit Parties herein and in the other Loan Documents, and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or such other Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.11, 2.12, 2.13 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, or the termination of this Agreement or any provision hereof.
Section .Counterparts; Integration; EffectivenessSection 9.06    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
Section .SeverabilitySection 9.07    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
Section .Right of SetoffSection 9.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
Section .Governing Law; Jurisdiction; Consent to Service of ProcessSection 9.09    Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of Georgia.
(a)The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Superior Court of Fulton County, Georgia, and of the United States District Court for the Northern District of Georgia, and any appellate courts from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment. In any action or proceeding in the Superior Court of Fulton County, Georgia, each party agrees to submit any such action or proceeding to the Business Case Division of the Superior Court of Fulton County, Georgia (the “Georgia Business Court”); provided, however, that if the dispute or claim is not accepted for adjudication by the Georgia Business Court, venue and jurisdiction shall remain vested in the Superior Court of Fulton County, Georgia, but any party may seek removal of such action or proceeding (where permitted by applicable federal law) to the United States District Court for the Northern District of Georgia. Each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Georgia State or, to the extent permitted by law, in such Federal court, and further agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its proper-ties in the courts of any jurisdiction.
(b)The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or here-after have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(c)Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.
Section .WAIVER OF JURY TRIALSection 9.10    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREE-MENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section .HeadingsSection 9.11    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Section .ConfidentialitySection 9.12    Confidentiality. (a) Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, governmental agency or self-regulatory authority (including, without limitation, bank and securities examiners) or required by applicable laws or regulations or by any subpoena or similar legal process; provided that the Administrative Agent or the Lender, as the case may be, shall disclose only the information specified in such request and, to the extent it may lawfully do so, shall use reasonable efforts to notify the Borrower in advance of such disclosure (but shall incur no liability to the Borrower or any other Person for any delay or failure in providing any such notice), (c) to any other party to this Agreement, (d) as may be determined in good faith to be necessary in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (f) with the consent of the Borrower or (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
(a)EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
(b)ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS RELATED PARTIES OR ITS SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
Section .Interest Rate LimitationSection 9.13    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
Section .USA PATRIOT ActSection 9.14    USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower, and other information that will allow such Lender to identify the Borrower in accordance with the Act.
Section .No Margin Stock CollateralSection 9.15    No Margin Stock Collateral. Each of the Lenders represents to the Administrative Agent, each of the other Lenders and the Borrower that it in good faith is not, directly or indirectly (by negative pledge or otherwise), relying upon any Margin Stock as collateral in the extension or maintenance of the credit provided for in this Agreement.
Section .Canadian Intercreditor AgreementSection 9.16    Canadian Intercreditor Agreement. Each of the Administrative Agent, the Lenders, and the Borrower acknowledges and agrees that, to the extent the existing Canadian Receivables Credit Facility remains in effect, (i) the Canadian Intercreditor Agreement shall remain in full force and effect after the Effective Date, (ii) all references therein to the “Syndicated Loan Agreement” and the “Syndicated Loan Lenders” shall be deemed to refer to this Agreement and the Lenders, respectively, and (iii) each of them shall be subject to, and shall be bound by and have the benefits of, the provisions of the Canadian Intercreditor Agreement from and after the Effective Date.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

GLOBAL PAYMENTS INC.

By:	/s/ Joseph C. Hyde
Name:	Joseph C. Hyde
Title:	Chief Financial Officer

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent

By:	/s/ Chad N. Smith
Name:	Chad N. Smith
Title:	Senior Vice President
EXHIBIT A

ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement identified below (as amended, the “Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor's rights and obligations in its capacity as a Lender under the Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any Subsidiary Guaranties included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor: ______________________________

2.	Assignee: ______________________________
[and is an Affiliate/Approved Fund of [identify Lender] Select as applicable.

3.	Borrower: Global Payments Inc.

4.	Administrative Agent: JPMorgan Chase Bank, N.A., as the administrative agent under the Loan Agreement

5.	Loan Agreement: The Loan Agreement dated as of June 23, 2008 among Global Payments Inc., the Lenders parties thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent

6.	Assigned Interest:

Aggregate amount of outstanding Loans being assigned herein by Assignor	Aggregate amount of outstanding Loans held by all Lenders	Percentage of outstanding Loans of all Lenders being assigned herein to Assignee Set forth, to at least 9 decimals, as a percentage of the outstanding Loans of all Lenders.	Percentage of outstanding Loans of all Lenders retained by Assignor[2]
$	$	%	%

Effective Date: _____________ ___, 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Related Parties or its securities) will be made available and who may receive such information in accordance with the Assignee's compliance procedures and applicable laws, including Federal and state securities laws.
The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and] To be added only if the consent of the Administrative Agent is required by the terms of the Loan Agreement. Accepted:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:
Title:

[Consented to:] To be added only if the consent of the Borrower is required by the terms of the Loan Agreement.

GLOBAL PAYMENTS INC.

By:
Title:

ANNEX 1
LOAN AGREEMENT DATED AS OF
JUNE 23, 2008, AMONG
GLOBAL PAYMENTS INC., JPMORGAN CHASE BANK, N.A.,
AS ADMINISTRATIVE AGENT,
AND THE LENDERS PARTIES THERETO

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.    Representations and Warranties.
1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower and each of the Borrower's Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower and each of the Borrower's Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) it satisfies the requirements, if any, specified in the Loan Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Loan Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Loan Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Georgia.

EXHIBIT B
NOTE

June 23, 2008
Atlanta, Georgia

FOR VALUE RECEIVED, the undersigned GLOBAL PAYMENTS INC., a Georgia corporation (herein called the “Borrower”), hereby promises to pay to the order of ____________________________ (herein, together with any subsequent holder hereof, called the “Lender”), for the account of its applicable lending office, the outstanding principal amount of the Loans made by the Lender to the Borrower pursuant to the terms of the Loan Agreement referred to below, as follows: (a) principal installments in respect of the Loans shall be due and payable in the respective amounts and on the respective dates as set forth in Section 2.06 of the Loan Agreement; and (b) any and all remaining outstanding principal amounts of the Loans shall be due and payable in full on the Maturity Date. The Borrower likewise promises to pay interest on the outstanding principal amount of each such Loan, at such interest rates, payable at such times, and computed in such manner, as are specified for such Loan in the Loan Agreement in strict accordance with the terms thereof.
The Lender shall record all Loans made pursuant to its Commitment under the Loan Agreement and all payments of principal of such Loans and, prior to any transfer hereof, shall endorse such Loans and payments on the schedule annexed hereto and made a part hereof, or on any continuation thereof which shall be attached hereto and made a part hereof, which endorsement shall constitute prima facie evidence of the accuracy of the information so endorsed; provided, however, that delay or failure of the Lender to make any such endorsement or recordation shall not affect the obligations of the Borrower hereunder or under the Loan Agreement with respect to the Loans evidenced hereby.
Any principal or, to the extent not prohibited by applicable law, interest due under this Note that is not paid on the due date therefor, whether on the date any principal installment or interest payment is due with respect to any Loan or on the Maturity Date, or resulting from the acceleration of maturity upon the occurrence of an Event of Default, shall bear interest from the date due to payment in full at the rate as provided in Section 2.09(c) of the Loan Agreement.
All payments of principal and interest shall be made in lawful money of the United States of America in immediately available funds at the applicable office of the Administrative Agent for payments as specified in the Loan Agreement.
This Note is issued pursuant to, and is one of the Notes referred to in, the Loan Agreement dated as of June 23, 2008, among Global Payments Inc., JPMorgan Chase Bank, N.A., as Administrative Agent, and the banks and other lending institutions party thereto as Lenders (as the same may be further amended, modified or supplemented from time to time, the “Loan Agreement”) and each assignee thereof becoming a “Lender” as provided therein, and the Lender is and shall be entitled to all benefits thereof, including the Subsidiary Guaranty executed pursuant to the terms of the Loan Agreement. Except as otherwise expressly defined herein, capitalized terms defined in the Loan Agreement are used herein with the same meanings. The Loan Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and for mandatory prepayments upon the occurrence of certain events.
This Note may be prepaid in whole or in part, without premium or penalty but with accrued interest on the principal amount prepaid to the date of prepayment, and otherwise in accordance with the terms and conditions of Section 2.07 of the Loan Agreement.
In case an Event of Default shall occur and be continuing, the principal of and all accrued interest on this Note may automatically become, or be declared, due and payable in the manner and with the effect provided in the Loan Agreement. The Borrower agrees to pay, and save the Lender harmless against any liability for the payment of, all reasonable out-of-pocket costs and expenses, including reasonable attorneys' fees actually incurred by or on behalf of the Lender, arising in connection with the enforcement by the Lender of any of its rights under this Note or the Loan Agreement.
This Note has been executed and delivered in Georgia and the rights and obligations of the Lender and the Borrower hereunder shall be governed by and construed in accordance with the laws (without giving effect to the conflict of law principles thereof) of the State of Georgia.
The Borrower expressly waives any presentment, demand, protest or notice in connection with this Note, now or hereafter required by applicable law. TIME IS OF THE ESSENCE OF THIS NOTE.
IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by its duly authorized officer as of the date first above written.
GLOBAL PAYMENTS INC.

By:
Name:
Title:

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL
TO
NOTE
OF
GLOBAL PAYMENTS INC.

DATED JUNE 23, 2008

Date	Amount of Loan	Interest Period	Amount Paid	Unpaid Balance

EXHIBIT C
SUBSIDIARY GUARANTY
THIS SUBSIDIARY GUARANTY (this “Guaranty”) is made as of June 23, 2008, by and among each of the undersigned (the “Initial Guarantors” and along with any additional Subsidiaries of the Borrower that become parties to this Guaranty by executing a supplement hereto in the form attached as Annex I, the “Guarantors”) in favor of the Administrative Agent, for the ratable benefit of the Holders of Obligations (as defined below), under the Loan Agreement referred to below.
WITNESSETH
WHEREAS, Global Payments Inc., a Georgia corporation (the “Borrower”), the institutions from time to time parties thereto as lenders (the “Lenders”), and JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders (the “Administrative Agent”), have entered into a certain Loan Agreement dated as of June 23, 2008 (as the same may be amended, modified, supplemented and/or restated, and as in effect from time to time, the “Loan Agreement”), providing, subject to the terms and conditions thereof, for extensions of Loans and other financial accommodations to be made by the Lenders to the Borrower;
WHEREAS, it is a condition precedent to the extensions of Loans by the Lenders under the Loan Agreement that each of the undersigned Guarantors (constituting all of the Subsidiaries of the Borrower required to execute this Guaranty pursuant to the Loan Agreement) execute and deliver this Guaranty, whereby each of the Guarantors shall guarantee the payment when due of all Obligations; and
WHEREAS, in consideration of the direct and indirect financial and other support that the Borrower has provided, and such direct and indirect financial and other support as the Borrower may in the future provide, to the Guarantors, and in order to induce the Lenders and the Administrative Agent to enter into the Loan Agreement, each of the Guarantors is willing to guarantee the Obligations of the Borrower;
NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Article XXVIIIDefinitions. Terms defined in the Loan Agreement and not otherwise defined herein have, as used herein, the respective meanings provided for therein.
Article XXIXRepresentations, Warranties and Covenants. Each of the Guarantors represents and warrants that:
It is a corporation, partnership or limited liability company duly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation, organization or formation and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except to the extent that the failure to have such authority could not reasonably be expected to have a Material Adverse Effect.
It (to the extent applicable) has the requisite power and authority and legal right to execute and deliver this Guaranty and to perform its obligations hereunder. The execution and delivery by each Guarantor of this Guaranty and the performance by each Guarantor of its obligations hereunder have been duly authorized by all necessary corporate, partnership or limited liability company action by such Guarantor, and this Guaranty constitutes a legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization and other laws affecting the enforcement of creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
Neither the execution and delivery by it of this Guaranty, nor the consummation by it of the transactions herein contemplated, nor compliance by it with the provisions hereof will (i) violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on it or its articles or certificate of incorporation (or equivalent charter documents), limited liability company or partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating agreement or other management agreement, as the case may be, or the provisions of any indenture, material instrument or material agreement to which such Guarantor is a party or is subject, or by which it, or its property, is bound, or (ii) conflict with, or constitute a default under, or result in, or require, the creation or imposition of any Lien in, of or on its property pursuant to the terms of, any such indenture, instrument or agreement (other than any Loan Document). No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by it, is required to be obtained by it in connection with the execution, delivery and performance by it of, or the legality, validity, binding effect or enforceability against it of, this Guaranty.
In addition to the foregoing, each of the Guarantors covenants that, so long as any amount payable under the Loan Agreement or any other Guaranteed Obligations (as hereinafter defined) shall remain unpaid, it will fully comply with those covenants and agreements applicable to such Guarantor set forth in the Loan Agreement.
Article XXXThe Guaranty. Each of the Guarantors hereby unconditionally guarantees, jointly with the other Guarantors and severally, the full and punctual payment and performance when due (whether at stated maturity, upon acceleration or otherwise) of the Obligations, including, without limitation, (i) the principal of and interest on each Loan made to the Borrower pursuant to the Loan Agreement, (ii) all obligations of the Borrower owing to any Lender or any affiliate of any Lender under any Swap Agreement, (iii) all other amounts payable by the Borrower or any other Credit Party under the Loan Agreement, any Swap Agreement and the other Loan Documents and (iv) the punctual and faithful performance, keeping, observance, and fulfillment by the Borrower of all of the agreements, conditions, covenants, and obligations of the Borrower contained in the Loan Documents (all of the foregoing being referred to collectively as the “Guaranteed Obligations” and the holders from time to time of the Guaranteed Obligations being referred to collectively as the “Holders of Obligations”). Upon (x) the failure by the Borrower or any other Credit Party, as applicable, to pay punctually any such amount or perform such obligation, and (y) such failure continuing beyond any applicable grace or notice and cure period, each of the Guarantors agrees that it shall forthwith on demand pay such amount or perform such obligation at the place and in the manner specified in the Loan Agreement, any Swap Agreement or the relevant Loan Document, as the case may be. Each of the Guarantors hereby agrees that this Guaranty is an absolute, irrevocable and unconditional guaranty of payment and is not a guaranty of collection.
Article XXXIGuaranty Unconditional. The obligations of each of the Guarantors hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:
any extension, renewal, settlement, indulgence, compromise, waiver or release of or with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations, whether (in any such case) by operation of law or otherwise, or any failure or omission to enforce any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations;
any modification or amendment of or supplement to the Loan Agreement, any Swap Agreement or any other Loan Document, including, without limitation, any such amendment which may increase the amount of, or the interest rates applicable to, any of the Obligations guaranteed hereby;
any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any collateral securing the Guaranteed Obligations or any part thereof, any other guaranties with respect to the Guaranteed Obligations or any part thereof, or any other obligation of any person or entity with respect to the Guaranteed Obligations or any part thereof, or any nonperfection or invalidity of any direct or indirect security for the Guaranteed Obligations;
any change in the corporate, partnership or other existence, structure or ownership of the Borrower or any other guarantor of any of the Guaranteed Obligations, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower or any other guarantor of the Guaranteed Obligations, or any of their respective assets or any resulting release or discharge of any obligation of the Borrower or any other guarantor of any of the Guaranteed Obligations;
the existence of any claim, setoff or other rights which the Guarantors may have at any time against the Borrower, any other guarantor of any of the Guaranteed Obligations, the Administrative Agent, any Holder of Obligations or any other Person, whether in connection herewith or in connection with any unrelated transactions; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;
the enforceability or validity of the Guaranteed Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Guaranteed Obligations or any part thereof, or any other invalidity or unenforceability relating to or against the Borrower or any other guarantor of any of the Guaranteed Obligations, for any reason related to the Loan Agreement, any Swap Agreement, any other Loan Document, or any provision of applicable law, decree, order or regulation of any jurisdiction purporting to prohibit the payment by the Borrower or any other guarantor of the Guaranteed Obligations, of any of the Guaranteed Obligations or otherwise affecting any term of any of the Guaranteed Obligations;
the failure of the Administrative Agent to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Guaranteed Obligations, if any;
the election by, or on behalf of, any one or more of the Holders of Obligations, in any proceeding instituted under Chapter 11 of Title 11 of the United States Code (11 U.S.C. 101 et seq.) (the “Bankruptcy Code”), of the application of Section 1111(b)(2) of the Bankruptcy Code;
any borrowing or grant of a security interest by the Borrower, as debtor-in-possession, under Section 364 of the Bankruptcy Code;
the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of the claims of the Holders of Obligations or the Administrative Agent for repayment of all or any part of the Guaranteed Obligations;
the failure of any other guarantor to sign or become party to this Guaranty or any amendment, change, or reaffirmation hereof; or
any other act or omission to act or delay of any kind by the Borrower, any other guarantor of the Guaranteed Obligations, the Administrative Agent, any Holder of Obligations or any other Person or any other circumstance whatsoever which might, but for the provisions of this Section 4, constitute a legal or equitable discharge of any Guarantor's obligations hereunder except as provided in Section 5.
Article XXXIIDischarge Only Upon Payment In Full: Reinstatement In Certain Circumstances. Each of the Guarantors' obligations hereunder shall remain in full force and effect until all Guaranteed Obligations shall have been paid in full in cash or until such Guarantor is released from its obligations hereunder pursuant to Section 13 below. If at any time any payment of the principal of or interest on any Loan or any other amount payable by the Borrower or any other party under the Loan Agreement, any Swap Agreement or any other Loan Document is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, each of the Guarantors' obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.
Article XXXIIIGeneral Waivers; Additional Waivers.
General Waivers. Each of the Guarantors irrevocably waives acceptance hereof, presentment, demand or action on delinquency, protest, the benefit of any statutes of limitations and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Borrower, any other guarantor of the Guaranteed Obligations, or any other Person.
Additional Waivers. Notwithstanding anything herein to the contrary, each of the Guarantors hereby absolutely, unconditionally, knowingly, and expressly waives to the fullest extent permitted by law:
any right it may have to revoke this Guaranty as to future indebtedness or notice of acceptance hereof;
(a) notice of acceptance hereof; (b) notice of any loans or other financial accommodations made or extended under the Loan Documents or the creation or existence of any Guaranteed Obligations; (c) notice of the amount of the Guaranteed Obligations, subject, however, to each Guarantor's right to make inquiry of Administrative Agent and Holders of Obligations to ascertain the amount of the Guaranteed Obligations at any reasonable time; (d) notice of any adverse change in the financial condition of the Borrower or of any other fact that might increase such Guarantor's risk hereunder; (e) notice of presentment for payment, demand, protest, and notice thereof as to any instruments among the Loan Documents; (f) notice of any Default or Event of Default; and (g) all other notices (except if such notice is specifically required to be given to such Guarantor hereunder or under the Loan Documents) and demands to which each Guarantor might otherwise be entitled;
its right, if any, to require the Administrative Agent and the other Holders of Obligations to institute suit against, or to exhaust any rights and remedies which the Administrative Agent and the other Holders of Obligations has or may have against, the other Guarantors or any third party, or against any Collateral provided by the other Guarantors, or any third party; and each Guarantor further waives any defense arising by reason of any disability or other defense (other than the defense that the Guaranteed Obligations shall have been fully and finally performed and indefeasibly paid) of the other Guarantors or by reason of the cessation from any cause whatsoever of the liability of the other Guarantors in respect thereof;
(a) any rights to assert against the Administrative Agent and the other Holders of Obligations any defense (legal or equitable), set-off, counterclaim, or claim which such Guarantor may now or at any time hereafter have against the other Guarantors or any other party liable to the Administrative Agent and the other Holders of Obligations; (b) any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Guaranteed Obligations or any security therefor; (c) any defense such Guarantor has to performance hereunder, and any right such Guarantor has to be exonerated, arising by reason of: the impairment or suspension of the Administrative Agent's and the other Holders of Obligations' rights or remedies against the other Guarantors; the alteration by the Administrative Agent and the other Holders of Obligations of the Guaranteed Obligations; any discharge of the other Guarantors' obligations to the Administrative Agent and the other Holders of Obligations by operation of law as a result of the Administrative Agent's and the other Holders of Obligations' intervention or omission; or the acceptance by the Administrative Agent and the other Holders of Obligations of anything in partial satisfaction of the Guaranteed Obligations; and (d) the benefit of any statute of limitations affecting such Guarantor's liability hereunder or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Guaranteed Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to such Guarantor's liability hereunder; and
any defense arising by reason of or deriving from (a) any claim or defense based upon an election of remedies by the Administrative Agent and the other Holders of Obligations; or (b) any election by the Administrative Agent and the other Holders of Obligations under Section 1111(b) of Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect (or any successor statute), to limit the amount of, or any collateral securing, its claim against the Guarantors.
Article XXXIVSubordination of Subrogation; Subordination of Intercompany Indebtedness.
Subordination of Subrogation. Until the Guaranteed Obligations have been fully and finally performed and indefeasibly paid in full in cash, the Guarantors (i) shall have no right of subrogation with respect to such Guaranteed Obligations and (ii) waive any right to enforce any remedy which the Holders of Obligations or the Administrative Agent now have or may hereafter have against the Borrower, any endorser or any guarantor of all or any part of the Guaranteed Obligations or any other Person, and the Guarantors waive any benefit of, and any right to participate in, any security or collateral given to the Holders of Obligations and the Administrative Agent to secure the payment or performance of all or any part of the Guaranteed Obligations or any other liability of the Borrower to the Holders of Obligations or the Administrative Agent. Should any Guarantor have the right, notwithstanding the foregoing, to exercise its subrogation rights, each Guarantor hereby expressly and irrevocably (A) subordinates any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off that such Guarantor may have to the indefeasible payment in full in cash of the Guaranteed Obligations and (B) waives any and all defenses available to a surety, guarantor or accommodation co-obligor until the Guaranteed Obligations are indefeasibly paid in full in cash. Each Guarantor acknowledges and agrees that this subordination is intended to benefit the Administrative Agent and the other Holders of Obligations and shall not limit or otherwise affect such Guarantor's liability hereunder or the enforceability of this Guaranty, and that the Administrative Agent, the other Holders of Obligations and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 7(a).
Subordination of Intercompany Indebtedness. Each Guarantor agrees that any and all claims of such Guarantor against the Borrower or any other Guarantor hereunder (each an “Obligor”) with respect to any “Intercompany Indebtedness” (as hereinafter defined), any endorser, obligor or any other guarantor of all or any part of the Guaranteed Obligations, or against any of its properties shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Guaranteed Obligations; provided that, as long as no Event of Default has occurred and is continuing, such Guarantor may receive payments of principal and interest from any Obligor with respect to Intercompany Indebtedness. Notwithstanding any right of any Guarantor to ask, demand, sue for, take or receive any payment from any Obligor, all rights, liens and security interests of such Guarantor, whether now or hereafter arising and howsoever existing, in any assets of any other Obligor shall be and are subordinated to the rights of the Holders of Obligations and the Administrative Agent in those assets. No Guarantor shall have any right to possession of any such asset or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until all of the Guaranteed Obligations shall have been fully paid and satisfied (in cash) and all financing arrangements pursuant to any Loan Document have been terminated. If all or any part of the assets of any Obligor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of such Obligor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any such Obligor is dissolved or if substantially all of the assets of any such Obligor are sold, then, and in any such event (such events being herein referred to as an “Insolvency Event”), any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any indebtedness of any Obligor to any Guarantor (“Intercompany Indebtedness”) shall be paid or delivered directly to the Administrative Agent for application on any of the Guaranteed Obligations, due or to become due, until such Guaranteed Obligations shall have first been fully paid and satisfied (in cash). Should any payment, distribution, security or instrument or proceeds thereof be received by the applicable Guarantor upon or with respect to the Intercompany Indebtedness after any Insolvency Event and prior to the satisfaction of all of the Guaranteed Obligations and the termination of all financing arrangements pursuant to any Loan Document among the Borrower and the Holders of Obligations, such Guarantor shall receive and hold the same in trust, as trustee, for the benefit of the Holders of Obligations and shall forthwith deliver the same to the Administrative Agent, for the benefit of the Holders of Obligations, in precisely the form received (except for the endorsement or assignment of the Guarantor where necessary), for application to any of the Guaranteed Obligations, due or not due, and, until so delivered, the same shall be held in trust by the Guarantor as the property of the Holders of Obligations. If any such Guarantor fails to make any such endorsement or assignment to the Administrative Agent, the Administrative Agent or any of its officers or employees is irrevocably authorized to make the same. Each Guarantor agrees that until the Guaranteed Obligations (other than the contingent indemnity obligations) have been paid in full (in cash) and satisfied and all financing arrangements pursuant to any Loan Document among the Borrower and the Holders of Obligations have been terminated, no Guarantor will assign or transfer to any Person (other than the Administrative Agent) any claim any such Guarantor has or may have against any Obligor except as otherwise permitted pursuant to any Loan Document.
Article XXXVContribution with Respect to Guaranteed Obligations.
To the extent that any Guarantor shall make a payment under this Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Guarantor if each Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Guarantor's “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Guaranteed Obligations and termination of the Loan Agreement, such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.
As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the maximum amount of the claim which could then be recovered from such Guarantor under this Guaranty without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.
This Section 8 is intended only to define the relative rights of the Guarantors, and nothing set forth in this Section 8 is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Guaranty.
The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Guarantor or Guarantors to which such contribution and indemnification is owing.
The rights of the indemnifying Guarantors against other Guarantors under this Section 8 shall be exercisable upon the full and indefeasible payment of the Guaranteed Obligations in cash and the termination of the Loan Agreement and the Swap Agreements.
Article XXXVIStay of Acceleration. If acceleration of the time for payment of any amount payable by the Borrower under the Loan Agreement, any Swap Agreement or any other Loan Document is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of the Loan Agreement, any Swap Agreement or any other Loan Document shall nonetheless be payable by each of the Guarantors hereunder forthwith on demand by the Administrative Agent.
Article XXXVIINotices. All notices, requests and other communications to any party hereunder shall be given in the manner prescribed in Section 9.01 of the Loan Agreement with respect to the Administrative Agent at its notice address therein and with respect to any Guarantor, in care of the Borrower at the address of the Borrower set forth in the Loan Agreement or such other address or telecopy number as such party may hereafter specify for such purpose by notice to the Administrative Agent in accordance with the provisions of such Section 9.01.
Article XXXVIIINo Waivers. No failure or delay by the Administrative Agent or any other Holder of Obligations in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Guaranty, the Loan Agreement, any Swap Agreement and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies provided by law.
Article XXXIXSuccessors and Assigns. This Guaranty is for the benefit of the Administrative Agent and the other Holders of Obligations and their respective successors and permitted assigns; provided, that, except as otherwise permitted by the Loan Agreement, no Guarantor shall have any right to assign its rights or obligations hereunder without the consent of all of the Lenders, and any such assignment in violation of this Section 12 shall be null and void; and in the event of an assignment of any amounts payable under the Loan Agreement, any Swap Agreement or the other Loan Documents in accordance with the respective terms thereof, the rights hereunder, to the extent applicable to the indebtedness so assigned, may be transferred with such indebtedness. This Guaranty shall be binding upon each of the Guarantors and their respective successors and assigns.
Article XLChanges in Writing; Releases. Other than in connection with the addition of additional Subsidiaries, which become parties hereto by executing a supplement hereto in the form attached as Annex I, or the release of any Guarantor pursuant to this Section or Section 5.09 of the Loan Agreement, neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated orally, but only in writing signed by each of the Guarantors and the Administrative Agent with the consent of the Required Lenders under the Loan Agreement. The Borrower may request that any Guarantor cease to be a Guarantor hereunder and be released and discharged from its obligations under this Guaranty if the Equity Interests of such Guarantor are being sold in a transaction expressly permitted by the terms of the Loan Agreement or if such Guarantor ceases to be a Significant Subsidiary, and upon such request the Administrative Agent, on behalf of itself and the Lenders, shall promptly deliver to the Borrower and the applicable Guarantor a written confirmation of such release and discharge.
Article XLIGOVERNING LAW. THIS GUARANTY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF GEORGIA.
Article XLIICONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY TRIAL; IMMUNITY.
CONSENT TO JURISDICTION. EACH GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THE SUPERIOR COURT OF FULTON COUNTY, GEORGIA, AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF GEORGIA, AND ANY APPELLATE COURTS FROM ANY THEREOF IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. IN ANY ACTION OR PROCEEDING IN THE SUPERIOR COURT OF FULTON COUNTY, GEORGIA, EACH PARTY AGREES TO SUBMIT ANY SUCH ACTION OR PROCEEDING TO THE BUSINESS CASE DIVISION OF THE SUPERIOR COURT OF FULTON COUNTY, GEORGIA (THE “GEORGIA BUSINESS COURT”); PROVIDED, HOWEVER, THAT IF THE DISPUTE OR CLAIM IS NOT ACCEPTED FOR ADJUDICATION BY THE GEORGIA BUSINESS COURT, VENUE AND JURISDICTION SHALL REMAIN VESTED IN THE SUPERIOR COURT OF FULTON COUNTY, GEORGIA, BUT ANY PARTY MAY SEEK REMOVAL OF SUCH ACTION OR PROCEEDING (WHERE PERMITTED BY APPLICABLE FEDERAL LAW) TO THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF GEORGIA. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH GUARANTOR FURTHER IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST ANY GUARANTOR IN THE COURTS OF ANY OTHER JURISDICTION.
WAIVER OF JURY TRIAL. EACH GUARANTOR HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.
WAIVER OF IMMUNITY. TO THE EXTENT THAT ANY GUARANTOR HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER FROM SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF A JUDGMENT, EXECUTION OR OTHERWISE), EACH GUARANTOR HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS GUARANTY.
Article XLIIINo Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Guaranty. In the event an ambiguity or question of intent or interpretation arises, this Guaranty shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Guaranty.
Article XLIVTaxes, Expenses of Enforcement, etc.
Taxes.
All payments by any Guarantor to or for the account of any Lender, the Administrative Agent or any other Holder of Obligations hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes (other than Excluded Taxes). If any Guarantor shall be required by law to deduct any Taxes (other than Excluded Taxes) from or in respect of any sum payable hereunder to any Lender, the Administrative Agent or any other Holder of Obligations, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 17(A)) such Lender, the Administrative Agent or any other Holder of Obligations (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) such Guarantor shall make such deductions, (c) such Guarantor shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) such Guarantor shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof within thirty (30) days after such payment is made.
In addition, the Guarantors hereby agree to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note, or from the execution or delivery of, or otherwise with respect to, this Guaranty or any Note (“Other Taxes”).
The Guarantors hereby agree to indemnify the Administrative Agent, each Lender and any other Holder of Obligations for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 17(A)) paid by the Administrative Agent, such Lender or such other Holder of Obligations and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within thirty (30) days of the date the Administrative Agent, such Lender or such other Holder of Obligations makes demand therefor.
By accepting the benefits hereof, each Foreign Lender agrees that it will comply with Section 2.13(e) of the Loan Agreement.
Expenses of Enforcement, Etc. Subject to the terms of the Loan Agreement, after the occurrence and during the continuance of an Event of Default under the Loan Agreement, the Lenders shall have the right at any time to direct the Administrative Agent to commence enforcement proceedings with respect to the Guaranteed Obligations. The Guarantors agree to reimburse the Administrative Agent and the other Holders of Obligations for any reasonable costs and out-of-pocket expenses (including reasonable attorneys' fees and time charges of attorneys for the Administrative Agent and the other Holders of Obligations, which attorneys may be employees of the Administrative Agent or the other Holders of Obligations) paid or incurred by the Administrative Agent or any other Holder of Obligations in connection with the collection and enforcement of amounts due under the Loan Documents, including without limitation this Guaranty. The Administrative Agent agrees to distribute payments received from any of the Guarantors hereunder to the other Holders of Obligations on a pro rata basis for application in accordance with the terms of the Loan Agreement.
Article XLVSetoff. At any time after all or any part of the Guaranteed Obligations have become due and payable (by acceleration or otherwise), each Holder of Obligations (including the Administrative Agent) may, without notice to any Guarantor and regardless of the acceptance of any security or collateral for the payment hereof, appropriate and apply in accordance with the terms of the Loan Agreement toward the payment of all or any part of the Guaranteed Obligations (i) any indebtedness due or to become due from such Holder of Obligations or the Administrative Agent to any Guarantor, and (ii) any moneys, credits or other property belonging to any Guarantor, at any time held by or coming into the possession of such Holder of Obligations (including the Administrative Agent) or any of their respective affiliates.
Article XLVIFinancial Information. Each Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of the Borrower and any and all endorsers and/or other Guarantors of all or any part of the Guaranteed Obligations, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations, or any part thereof, that diligent inquiry would reveal, and each Guarantor hereby agrees that none of the Holders of Obligations (including the Administrative Agent) shall have any duty to advise such Guarantor of information known to any of them regarding such condition or any such circumstances. In the event any Holder of Obligations (including the Administrative Agent), in its sole discretion, undertakes at any time or from time to time to provide any such information to a Guarantor, such Holder of Obligations (including the Administrative Agent) shall be under no obligation (i) to undertake any investigation not a part of its regular business routine, (ii) to disclose any information which such Holder of Obligations (including the Administrative Agent), pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or (iii) to make any other or future disclosures of such information or any other information to such Guarantor.
Article XLVIISeverability. Wherever possible, each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Guaranty.
Article XLVIIIMerger. This Guaranty, taken together with the other Loan Documents, represents the final agreement of each of the Guarantors with respect to the matters contained herein and may not be contradicted by evidence of prior or contemporaneous agreements, or subsequent oral agreements, between the Guarantor and any Holder of Obligations (including the Administrative Agent).
Article XLIXHeadings. Section headings in this Guaranty are for convenience of reference only and shall not govern the interpretation of any provision of this Guaranty.
IN WITNESS WHEREOF, each of the Initial Guarantors has caused this Guaranty to be duly executed by its authorized officer as of the day and year first above written.
DOLEX DOLLAR EXPRESS, INC.

By:
Name:
Title:

GLOBAL PAYMENT SYSTEMS LLC

By:    Global Payment Holding Company
Its Representative Member

By:
Name:
Title:

GLOBAL PAYMENTS CHECK SERVICES, INC.

By:
Name:
Title:

GLOBAL PAYMENTS DIRECT, INC.

By:
Name:
Title:

GLOBAL PAYMENTS GAMING SERVICES,
INC.

By:
Name:
Title:

LATIN AMERICA MONEY SERVICES, LLC

By:    Global Payments Inc.
Its Sole Member

By:
Name:
Title:

GPS HOLDING LIMITED PARTNERSHIP

By:    Global Payment Holding Company
Its Sole General Partner

By:
Name:
Title:

GLOBAL PAYMENT HOLDING COMPANY

By:
Name:
Title:

Acknowledged and Agreed
as of June 23, 2008:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:_____________________________________
Name:
Title:

ANNEX I TO SUBSIDIARY GUARANTY
Reference is hereby made to the Subsidiary Guaranty (the “Guaranty”) made as of June 23, 2008, by and among DOLEX DOLLAR EXPRESS, INC., GLOBAL PAYMENT SYSTEMS LLC, GLOBAL PAYMENTS CHECK SRVICES, INC., GLOBAL PAYMENTS DIRECT, INC., GLOBAL PAYMENTS GAMING SERVICES, INC., LATIN AMERICA MONEY SERVICES, LLC, GPS HOLDING LIMITED PARTNERSHIP and GLOBAL PAYMENT HOLDING COMPANY (the “Initial Guarantors” and along with any additional Subsidiaries of the Borrower that have become parties thereto and together with the undersigned, the “Guarantors”) in favor of the Administrative Agent, for the ratable benefit of the Holders of Obligations, under the Loan Agreement. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Guaranty. By its execution below, the undersigned [NAME OF NEW GUARANTOR], a [corporation] [partnership] [limited liability company], agrees to become, and does hereby become, a Guarantor under the Guaranty and agrees to be bound by such Guaranty as if originally a party thereto. By its execution below, the undersigned represents and warrants as to itself that all of the representations and warranties contained in Section 2 of the Guaranty are true and correct in all respects as of the date hereof.
IN WITNESS WHEREOF, [NAME OF NEW GUARANTOR], a [corporation] [partnership] [limited liability company] has executed and delivered this Annex I counterpart to the Guaranty as of this __________ day of _________, 20___.

[NAME OF NEW GUARANTOR]

By:
Its:

The Lenders and the Agent
June 23, 2008

June 23, 2008

The Lenders and the Administrative Agent
Referred to Below
c/o JPMorgan Chase Bank, National Association
Loan and Agency Services Group
10 South Dearborn Street
7th Floor
Chicago, Illinois 60603

Ladies and Gentlemen:

I have acted as counsel for Global Payments Inc. (the “Borrower”) and each of the subsidiaries listed on Schedules 1, 2 and 3 attached hereto (each of the foregoing other than the Borrower, a “Subsidiary Guarantor”, and collectively, the “Subsidiary Guarantors”), in connection with that certain Loan Agreement (the “Loan Agreement”) dated as of the date hereof among the Borrower, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Wells Fargo Bank, N.A., as Syndication Agent, and Bank of America, N.A. and Regions Bank, as Documentation Agents and the other Loan Documents executed and delivered in connection therewith. This opinion is delivered to you pursuant to the requirements of Section 4.01(c) of the Loan Agreement.

This opinion letter is limited by, and is in accordance with, the January 1, 1992 edition of the Interpretive Standards applicable to Legal Opinions to Third Parties in Corporate Transactions (the “Interpretive Standards”) adopted by the Legal Opinion Committee of the Corporate and Banking Law Section of the State Bar of Georgia, which Interpretive Standards are incorporated in this opinion letter by this reference. Capitalized terms used in this opinion letter and not otherwise defined herein shall have the meanings assigned to such terms in the Interpretive Standards and/or the Loan Agreement.

For the purposes of giving this opinion, I have examined originals of the following documents each of which is dated, or dated as of, the date hereof:

1.	The Loan Agreement;

2.	Each of the Notes executed by the Borrower on the date hereof in favor of the Lenders pursuant to Section 4.01(b) of the Loan Agreement; and

3.	The Subsidiary Guaranty.

The foregoing documents are hereinafter sometimes collectively called the “Loan Documents.”

In the capacity described above and except as noted in the following paragraph, I have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to my satisfaction, of such records and documents of the Borrower and the Subsidiary Guarantors, certificates of officers and representatives of the Borrower and the Subsidiary Guarantors, certificates of public officials and such other documents as I have deemed appropriate as a basis for the opinions hereinafter set forth.

As to the factual matters forming a basis of my opinion, whenever an opinion with respect to the existence or absence of facts is qualified by the phrase “to my knowledge” it is intended to indicate that during the course of my representation of the Borrower and of the Subsidiary Guarantors, as the case may be, no information has come to my attention, and, solely with respect to the opinion given in paragraph 3(b) below, no information has come to my attention after inquiry of those officers and employees of the Borrower and the Subsidiary Guarantors who could reasonably be expected to have knowledge of the existence or absence of such facts, which would give me reason to question the accuracy of such facts. Except as specifically noted in this paragraph, I have not undertaken any other independent review or investigation to determine the existence or absence of such facts. Without limiting the foregoing, for purposes of my opinion expressed in paragraph 2(b)(iii) and (iv) hereof, I have not made any independent review or investigation of any agreements or instruments to which the Borrower or any Subsidiary Guarantor is a party or by which the Borrower or any Subsidiary Guarantor is bound, except that I have reviewed or caused to be reviewed those agreements and instruments listed on Schedule 4 which have been deemed to be “material” by the Borrower and any Subsidiary Guarantor (such agreements and other documents collectively referred to herein as the “Reviewed Agreements”). The standard of materiality used by the Borrower and the Subsidiary Guarantors is those agreements and instruments which, if terminated or canceled for default, by acceleration or otherwise, could reasonably be expected to have or cause a Material Adverse Effect. Furthermore, for purposes of my opinion expressed in paragraph 5 hereof, I have made no examination of plaintiff or defendant indexes in any federal, state, or other court or any other tribunal to determine the existence of any suits or proceedings pending or threatened against the Borrower or any Subsidiary Guarantor.

The opinions set forth herein are limited to the laws of the State of Georgia, the federal laws of the United States of America, the General Corporate Law of the States of Delaware, New York, Illinois and Texas and the Limited Liability Company Act of the State of Delaware. I am admitted to practice law only in the State of Georgia and in expressing my opinions herein as to the General Corporate Law of the States of Delaware, New York, Illinois and Texas and the Limited Liability Company Act of the State of Delaware, I have relied solely upon the published general compilations of the applicable laws of such states.

Based upon and subject to the foregoing, and subject to the qualifications set forth herein, I am of the opinion that:

1.    (a)    Each of the Borrower and each Subsidiary Guarantor listed on Schedule 1 attached hereto (the “Schedule 1 Subsidiary Guarantors”) is a corporation, limited liability company or limited partnership, as applicable, duly organized under the laws of the State of Georgia and has all powers required to carry on its business as now conducted. Based solely upon the Certificates of Existence issued by the Secretary of State of the State of Georgia (copies of which are attached hereto), each of the Borrower and the Schedule 1 Subsidiary Guarantors is existing and in compliance with the applicable filing and annual registration provisions of the laws of the State of Georgia relating to corporations, limited liability companies and limited partnerships, as applicable, and has not filed articles of dissolution or certificate of cancellation with the Secretary of State of Georgia.

(b)    Each of the Subsidiary Guarantors listed on Schedule 2 attached hereto (the “Schedule 2 Subsidiary Guarantors”) is a corporation or limited liability company, as applicable, duly organized under the laws of the State of Delaware and has all powers required to carry on its business as now conducted. Based solely upon the Certificates of Good Standing issued by the Secretary of State of the State of Delaware (copies of which are attached hereto), each of the Schedule 2 Subsidiary Guarantors is existing, in good standing and in compliance with the applicable filing and annual registration provisions of the laws of the State of Delaware relating to corporations and limited liability companies, as applicable, and has not filed articles of dissolution or certificate of cancellation with the Secretary of State of Delaware.

(c)    Each Subsidiary Guarantor listed on Schedule 3 attached hereto (the “Schedule 3 Subsidiary Guarantors”) is a validly existing corporation under the laws of its state of incorporation and has all corporate powers required to carry on its business as now conducted. Based solely upon the Certificates of Existence or Status issued by the applicable governmental authority for such State (the “Authority”) (copies of which are attached hereto), each of the Schedule 3 Subsidiary Guarantors is existing and in compliance with the applicable corporate filing and annual registration provisions of each of their respective places of incorporation relating to corporations and has not filed articles of dissolution or a certificate of cancellation with its applicable Secretary of State.

2.    (a) The execution, delivery and performance by the Borrower of the Loan Documents to which it is a party (i) are within the Borrower's corporate powers, (ii) have been duly authorized by all necessary corporate action, and (iii) do not contravene any provision of the charter or bylaws of the Borrower.

(b)    The execution, delivery and performance by the Borrower of the Loan Documents to which it is a party (i) require no action by or in respect of, or filing with, any federal governmental body, agency or official of the United States of America (other than routine filings after the date hereof with the Securities and Exchange Commission) or any governmental body, agency or official of the State of Georgia, (ii) do not contravene, or constitute a default under, any provision of any of the Reviewed Agreements or any applicable federal law or regulation of the United States of America or applicable law or regulation of the State of Georgia, (iii) to my knowledge, do not contravene, or constitute a default under, any judgment, injunction, order or decree which is binding upon the Borrower, and (iv) except as provided in the Loan Documents, do not result in the creation or imposition of any Lien on any asset of the Borrower pursuant to the terms of any such Reviewed Agreement.

3.    (a) The execution, delivery and performance by each Subsidiary Guarantor of the Loan Documents to which it is a party (i) are within any such Subsidiary Guarantor's powers, (ii) have been duly authorized by all necessary organizational action, and (iii) do not contravene any provision of the charter or bylaws or other organizational documents, as applicable, of any Subsidiary Guarantor.

(b)    The execution, delivery and performance by each of the Subsidiary Guarantors of the Loan Documents to which it is a party (i) require no action by or in respect of, or filing with, any federal governmental body, agency or official of the United States of America (other than routine filings after the date hereof with the Securities and Exchange Commission) or any governmental body, agency or official of the State of Georgia, (ii) do not contravene, or constitute a default under, any provision of any of the Reviewed Agreements or any applicable federal law or regulation of the United States of America or applicable law or regulation of the State of Georgia, (iii) to my knowledge, do not contravene, or constitute a default under, any judgment, injunction, order or decree which is binding upon any such Subsidiary Guarantor, as the case may be, and (iv) except as provided in the Loan Documents, do not result in the creation or imposition of any Lien on any asset of any such Subsidiary Guarantor, as the case may be, pursuant to the terms of any such Reviewed Agreement.

4.    The Borrower has duly executed and delivered each of the Loan Documents to which it is a party. Each of the Subsidiary Guarantors has duly executed and delivered each of the Loan Documents to which it is a party.

5.    To my knowledge, there is no action, suit or proceeding pending, or threatened, against the Borrower or any Subsidiary before any court or arbitrator or any governmental body, agency or official which could reasonably be expected to have or cause a Material Adverse Effect.

This opinion is rendered solely for the benefit of the Lenders, the Administrative Agent, any of their respective successors and permitted assigns and only with respect to the transaction described herein. No further distribution or use of this opinion is authorized and this opinion may not be quoted in full or in part or otherwise referred to in any financial statements, nor may it be filed with or furnished to any governmental agency (other than those examining the Lenders, the Administrative Agent, or any of their respective successors and permitted assigns) or other party without the prior written consent of the undersigned.

Very truly yours,

Suellyn P. Tornay, Esq.
SCHEDULE 1

Subsidiary	Date of Certificate
Global Payment Systems LLC	June 9, 2006
GPS Holding Limited Partnership	June 9, 2006
SCHEDULE 2

Subsidiary	Date of Certificate
Latin America Money Services, LLC	June 18, 2008
Global Payment Holding Company	June 6, 2008

SCHEDULE 3

Subsidiary	Place of Incorporation	Date of Certificate
Global Payments Direct, Inc.	New York	June 18, 2008
Global Payments Check Services, Inc.	Illinois	June 9, 2008
Global Payments Gaming Services, Inc.	Illinois	June 9, 2008
DolEx Dollar Express, Inc.	Texas	June 9, 2008

SCHEDULE 4

Reviewed Agreements

1.	Tax Sharing and Indemnification Agreement dated as of January 31, 2001, between National Data Corporation and Global Payments Inc.

2.	Headquarters Sublease for Office Headquarters dated as of December 23, 2003, between The Coca-Cola Company and Global Payments Inc.

3.	Marketing Alliance Agreement, dated as of March 20, 2001, between the Borrower, and Canadian Imperial Bank of Commerce.

4.
Amended and Restated Credit Agreement among Global Payments Direct, Inc., Canadian Imperial Bank of Commerce, and lenders named therein, dated November 19, 2004, Amendment No. 1 dated November 18, 2005 and Amendment No. 2 dated November 16, 2006 to such agreement.

5.
Credit Agreement among Global Payments Inc., JPMorgan Chase Bank, N.A. and the lenders named therein, dated November 16, 2006, Amendment No. 1 dated November 18, 2005 and Amendment No. 2 dated November 2, 2006 to such agreement.

6.	Credit Agreement among Global Payments Direct, Inc., Global Payments Inc. and National Bank of Canada dated as of April 15, 2008
~Doc# 874685.1~
Atlanta Boston Charleston Charlotte Columbia Greenville Myrtle Beach Raleigh Washington, DC Winston-Salem
Nelson
Mullins

Nelson Mullins Riley & Scarborough LLP Attorneys and Counselors at Law Atlantic Station / 201 17th Street, NW / Suite 1700 / Atlanta, GA 30363 Tel: 404.322.6000 Fax: 404.322.6050 www.nelsonmullins.com
The Lenders and the Administrative Agent
June 23, 2008Page 2

~Doc# 874685.1~

June 23, 2008

The Lenders and the Administrative Agent
Referred to Below
c/o JPMorgan Chase Bank, National Association
Loan and Agency Services Group
10 South Dearborn Street
7th Floor
Chicago, Illinois 60603

Ladies and Gentlemen:

We have acted as counsel for Global Payments Inc. (the “Borrower”) and each of the subsidiaries listed on Schedule 1 attached hereto (each of the foregoing other than the Borrower, a “Subsidiary Guarantor,” and collectively, the “Subsidiary Guarantors”), in connection with that certain Loan Agreement (the “Loan Agreement”) dated as of the date hereof among the Borrower, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Wells Fargo Bank, N.A., as Syndication Agent, and Bank of America, N.A. and Regions Bank, as Documentation Agents, and the other Loan Documents executed and delivered in connection therewith. This opinion is delivered to you pursuant to the requirements of Section 4.01 of the Loan Agreement.

This opinion letter is limited by, and is in accordance with, the January 1, 1992 edition of the Interpretive Standards applicable to Legal Opinions to Third Parties in Corporate Transactions (the “Interpretive Standards”) adopted by the Legal Opinion Committee of the Corporate and Banking Law Section of the State Bar of Georgia, which Interpretive Standards are incorporated in this opinion letter by this reference. Capitalized terms used in this opinion letter and not otherwise defined herein shall have the meanings assigned to such terms in the Interpretive Standards and/or the Loan Agreement.

For the purposes of giving this opinion, we have examined originals of the following documents each of which is dated, or dated as of, the date hereof:

1.	The Loan Agreement;

2.	Each of the Notes executed by the Borrower on the date hereof in favor of the Lenders pursuant to Section 4.01(b) of the Loan Agreement; and

3.	The Subsidiary Guaranty.

The foregoing documents are hereinafter sometimes collectively called the “Opinion Documents.”

In the capacity described above and except as noted in the following paragraph, we have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records and documents of the Borrower and the Subsidiary Guarantors, certificates of officers and representatives of the Borrower and the Subsidiary Guarantors, certificates of public officials and such other documents as we have deemed appropriate as a basis for the opinions hereinafter set forth.

In our examinations, we have assumed (i) the power and authority of all parties to enter into the Opinion Documents, (ii) the due authorization, valid execution and delivery of the Opinion Documents by all parties thereto, and (iii) except where this opinion expressly addresses such matters as to the Borrower and the Subsidiary Guarantors, that each of the Opinion Documents is enforceable against such party.

With your approval, for purposes of our opinions expressed herein, we have further assumed:

(a)Each of the Borrower and the Subsidiary Guarantors has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be; and to the extent applicable, each of the Borrower and the Subsidiary Guarantors that is a foreign corporation transacting business in the State of Georgia is in good standing as a foreign corporation under the laws of the State of Georgia;

(b)Each of the Lenders and the Administrative Agent is duly organized and validly existing under the laws of the jurisdiction of its incorporation and is entitled to avail itself of the courts of the State of Georgia to enforce the Opinion Documents; and

(c)The execution, delivery and performance by each of the Borrower and the Subsidiary Guarantors of the Opinion Documents to which it is a party (i) require no action by or in respect of, or filing with, any governmental body, agency or official, and (ii) do not contravene or constitute a default under any provision of applicable law or regulation, or of the charter, bylaws or other organizational documents of the Borrower or any Subsidiary Guarantor, as the case may be, or of any judgment, injunction, order or decree or any material agreement, or other instrument binding upon the Borrower or any Subsidiary Guarantor, as the case may be.

The opinions set forth herein are limited to the laws of the State of Georgia and applicable federal laws.

Based upon and subject to the foregoing, and subject to all of the qualifications set forth herein, we are of the opinion that:

1.Each Opinion Document to which the Borrower or any Subsidiary Guarantor is a party constitutes a valid and binding agreement of the Borrower or such Subsidiary Guarantor, as the case may be, enforceable against the Borrower or such Subsidiary Guarantor, as the case may be.

2.Neither the Borrower nor any Subsidiary Guarantor is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

This opinion is rendered solely for the benefit of the Lenders, the Administrative Agent, and any of their respective successors and permitted assigns, and only with respect to the financing contemplated by the Loan Agreement. No further distribution or use of this opinion is authorized and this opinion may not be quoted in full or in part or otherwise referred to in any financial statements, nor may it be filed with or furnished to any governmental agency (other than those examining the Lenders, the Administrative Agent or any of their respective successors and permitted assigns) or other party without the prior written consent of the undersigned.

Very truly yours,

Nelson Mullins Riley & Scarborough LLP

___________________________________
A Partner

Schedule 1

Subsidiary Guarantors

Subsidiary	Place of Incorporation	Date of Certificate
Global Payment Systems LLC	Georgia	June 9, 2008
GPS Holding Limited Partnership	Georgia	June 9, 2008
Latin America Money Services, LLC	Delaware	June 18, 2008
Global Payment Holding Company	Delaware	June 6, 2008
Global Payments Direct, Inc.	New York	June 18, 2008
Global Payments Check Services, Inc.	Illinois	June 9, 2008
Global Payments Gaming Services, Inc.	Illinois	June 9, 2008
DolEx Dollar Express, Inc.	Texas	June 9, 2008

SCHEDULE 1.01

PRICING SCHEDULE

Applicable Margin	Level I Status	Level II Status	Level III Status	Level IV Status	Level V Status	Level VI Status
Eurodollar Rate	0.875%	1%	1.125%	1.25%	1.5%	1.75%
ABR	—%	—%	0.125%	0.25%	0.5%	0.75%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

LEVERAGE-BASED PRICING

“Financials” means the annual or quarterly financial statements of the Borrower delivered pursuant to Section 5.01 of this Agreement.

“Level I Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, the Leverage Ratio is less than 0.50 to 1.00.

“Level II Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, the Leverage Ratio is greater than or equal to 0.50 to 1.00 but less than 1.00 to 1.00.

“Level III Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, the Leverage Ratio is greater than or equal to 1.00 to 1.00, but less than 1.50 to 1.00.

“Level IV Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, the Leverage Ratio is greater than or equal to 1.50 to 1.00, but less than 2.00 to 1.00.

“Level V Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, the Leverage Ratio is greater than or equal to 2.00 to 1.00, but less than 2.50 to 1.00.

“Level VI Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, the Leverage Ratio is greater than or equal to 2.50 to 1.00.

“Status” means Level I Status, Level II Status, Level III Status, Level IV Status, Level V Status or Level VI Status.

The Applicable Margin shall be determined in accordance with the foregoing table based on the Borrower's Status as reflected in the then most recent Financials. Adjustments, if any, to the Applicable Margin shall be effective two Business Days after the Agent has received the applicable Financials. If the Borrower fails to deliver the Financials to the Agent at the time required pursuant to the Credit Agreement, then the Applicable Margin shall be the highest Applicable Margin set forth in the foregoing table until the next business day after such Financials are so delivered. The initial Applicable Margin in effect prior to delivery of the Borrower's Financials for the Fiscal Quarter ending August 31, 2008 (but subject to the preceding sentence) shall be the respective percentages set forth in Level III Status. Upon delivery to the Agent of Borrower's Financials for the Fiscal Quarter ending August 31, 2008, the Applicable Margin shall be reset in accordance with the above.

SCHEDULE 2.01

LENDER COMMITMENTS

Lender	Commitment
JPMORGAN CHASE BANK, N.A.	$50,000,000
WELLS FARGO BANK, N.A.	$45,000,000
BANK OF AMERICA, N.A.	$42,500,000
REGIONS BANK	$42,500,000
COMPASS BANK	$20,000,000
TOTAL COMMITMENTS	$200,000,000

SCHEDULE 3.11

SUBSIDIARIES

SCHEDULE 3.11

SUBSIDIARIES

Name	Jurisdiction of Organization	Holders of Equity Interests	Ownership %	Significant or Material?[1]
DolEx Belgium, S.P.R.L	Belgium	DolEx Europe, S.L.	100%
Dolex CE, LP	Texas	Magesa, LLC	99%
- Dolex CE, LP		DolEx Dollar Express, Inc.	1%
DolEx Dollar Express, Inc.	Texas	Latin America Money Services, LLC	100%	Material & Significant
Dolex Envios, S.A. de C.V.	Mexico	DolEx Dollar Express, Inc.	100%
DolEx Europe, S.L.	Spain	Global Payments Acquisition Corp 1 B.V.	100%
Global Payment Holding Company	Delaware	Global Payments Inc.	100%	Significant
Global Payment Systems LLC	Georgia	GPS Holding Limited Partnership	92.19%	Significant
- Global Payment Systems LLC		Global Payment Holding Company	7.8%
- Global Payment Systems LLC		NDC Holdings (UK) Ltd.	0.01%
Global Payment Systems of Canada, Ltd.	Canada	Global Payment Systems LLC	100%
Global Payments Acquisition Corp 1 B.V.	Netherlands	Global Payments Acquisition PS 2 C.V.	100%
Global Payments Acquisition Corp 2 B.V.	Netherlands	Global Payments Acquisition Corp 1 B.V.	99%
- Global Payments Acquisition Corp 2 B.V.		Global Payments Acquisition PS 2 C.V.	1%
Global Payments Acquisition Corp 3 B.V.	Netherlands	Global Payments Acquisition PS 2 C.V.	100%
Global Payments Acquisition PS 1 C.V.	Netherlands	Global Payments Direct, Inc.	95%
- Global Payments Acquisition PS 1 C.V.		NDC Holdings (UK) Ltd.	5%
Global Payments Acquisition PS 2 C.V.	Netherlands	Global Payments Acquisition PS 1 C.V.	95%
- Global Payments Acquisition PS 2 C.V.		NDC Holdings (UK) Ltd.	5%
Global Payments Asia-Pacific (Hong Kong) Limited	Hong Kong	Global Payments Acquisition PS 2 C.V.	56%
Global Payments Asia-Pacific (Hong Kong Holding) Limited	Hong Kong	Global Payments Asia-Pacific (Hong Kong) Limited	100%
Global Payments Asia-Pacific Lanka (Private) Limited	Sri Lanka	Global Payments Asia-Pacific (Hong Kong) Limited	100%
Global Payments Asia-Pacific Limited	Hong Kong	Global Payments Asia-Pacific (Hong Kong Holding) Limited	100%
Global Payments Asia Pacific Processing Company Limited	Hong Kong	Global Payments Acquisition PS 2 C.V.	100%
Global Payments Asia-Pacific (Shanghai) Limited	People's Republic of China	Global Payments Asia-Pacific (Hong Kong) Limited	100%
Global Payments Canada GP	Canada	Global Payments Canada Inc.	99%
- Global Payments Canada GP		Global Payment Systems of Canada, Ltd.	1%
Global Payments Canada Inc.	Canada	Global Payments Direct, Inc.	100%
Global Payments Card Processing Malaysia Sdn. Bhd	Malaysia	Global Payments Asia-Pacific (Hong Kong) Limited	100%
Global Payments Check Recovery Services, Inc.	Georgia	Global Payments Direct, Inc.	100%
Global Payments Check Services, Inc.	Illinois	Global Payments Direct, Inc.	100%	Significant
Global Payments Credit Services LLC	Russian Federation	Global Payments Europe, s.r.o.	50%
Global Payments Comerica Alliance, LLC	Delaware	Global Payments Direct, Inc.	51%
Global Payments Direct, Inc.	New York	Global Payments Inc.	100%	Material & Significant
Global Payments Europe, d.o.o.	Bosnia	Global Payments Europe, s.r.o.	100%
Global Payments Europe, s.r.o.	Czech Republic	Global Payments Acquisition Corp 2 B.V.	100%
Global Payments Gaming International, Inc.	Georgia	Global Payments Check Services, Inc.	100%
Global Payments Gaming Services, Inc.	Illinois	Global Payments Direct, Inc.	100%	Significant
Global Payments LightSpeed UK, Ltd.	United Kingdom	Global Payments Acquisition Corp 1 B.V.	100%
GP Finance, Inc.	Delaware	Global Payments Inc.	100%
Global Payments Asia-Pacific (India) Private, Limited	India	Global Payments Asia-Pacific (Hong Kong) Limited	100%
GPS Holding Limited Partnership	Georgia	Global Payment Holding Company	85.46%	Significant
- GPS Holding Limited Partnership		NDPS Holdings, Inc.	14.54%
Latin America Money Services, LLC	Delaware	Global Payments Inc.	100%	Significant
Magesa, LLC	Nevada	DolEx Dollar Express, Inc.	100%
Merchant Services U.S.A., Inc.	North Carolina	Global Payments Inc.	100%
Modular Data, Inc.	Delaware	Global Payment Systems LLC	100%
NDC Holdings (UK) Ltd.	Georgia	Global Payments Inc.	100%
NDPS Holdings, Inc.	Delaware	Global Payments Direct, Inc.	100%
United Europhil UK, Ltd.	United Kingdom	DolEx Europe, S.L.	100%
United Europhil, S.A.	Spain	DolEx Europe, S.L.	100%
Global Payments Acquisition PS1 - Global Payments Direct S.e.n.c.	Luxembourg	Global Payments Acquisition PS 1 C.V. Global Payments Direct, Inc.	90% 10%
Global Payments Acquisition Corporation 2 Sarl	Luxembourg	Global Payments Acquisition PS1 - Global Payments Direct S.e.n.c.	100%
Global Payments Acquisition Corp. 4 B.V.	Netherlands	Global Payments Acquisition PS 2 C.V.	100%
Global Payments Asia Pacific (Singapore), Ltd.	Singapore	Global Payments Acquisition PS 2 C.V.	100%
Global Payments Asia Pacific (Singapore Holding), Ltd.	Singapore	Global Payments Asia-Pacific, Ltd.	100%
Global Payments UK Ltd.	United Kingdom	Global Payments Inc.	100%
Global Payments Systems Asia-Pacific (Malaysia) Sdn. Bhd.	Malaysia	Global Payments Acquisition Corp. 3 B.V. Global Payments Acquisition Corp. PS2 C.V.	50% 50%

Note: Parents of significant subsidiaries are considered significant subsidiaries

SCHEDULE 6.01

EXISTING INDEBTEDNESS

1.
Facility letter among Global Payments Asia-Pacific (Shanghai) Limited, as Borrower, Global Payments Inc., as Guarantor, and HSBC Bank (China) Company Limited, Shanghai Branch, as Lender, dated as of July 16, 2007, as amended from time to time.

SCHEDULE 6.02

EXISTING LIENS

Section .	1. Liens on the Canadian Receivables securing the obligations of Global Payments Direct, Inc. under the Canadian Receivables Credit Facility

2.
Liens granted pursuant to that certain Pledge Agreement dated November 12, 2003, by and between the Borrower and Advent International Corporation (as Shareholder Representative) (“Advent”) pledging 100 outstanding shares of Latin American Money Services, LLC (100% of LAMS membership interests) to secure the notes payable to Advent.

3.
Liens granted pursuant to that certain Pledge Agreement dated November 12, 2003, by and between Latin American Money Services, LLC and Advent pledging all 979,247 outstanding shares of DolEx Dollar Express, Inc. Class A common stock to secure the notes payable to Advent.

4.
Liens granted pursuant to that certain Pledge Agreement dated November 12, 2003, by and between Latin American Money Services, LLC and Pilscomb Properties, LLC (as payment designee for the DolEx Class B Shareholders) (“Pilscomb”) pledging all 311,104 outstanding shares of DolEx Dollar Express, Inc. Class B common stock to secure the notes payable to Pilscomb.

SCHEDULE 6.08

EXISTING RESTRICTIONS

1.
Restrictions under that certain Amended and Restated Credit Agreement, by and among the Borrower, the lenders named therein and Canadian Imperial Bank of Commerce, dated as of November 19, 2004, Amendment No. 1 dated as of November 28, 2005 and Amendment No. 2 dated as of November 16, 2006 to such agreement.